UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Taboola.com Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
We cordially invite you to the 2024 Annual General Meeting of Shareholders of Taboola.com Ltd. to be held on May 28, 2024 at 9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time) online via live audio webcast at www.virtualshareholdermeeting.com/TBLA2024.
At the annual meeting, shareholders will be asked to consider and vote on the matters listed in the enclosed Notice of Annual General Meeting of Shareholders. Our Board of Directors unanimously recommends that you vote FOR each of the proposals listed in the Notice.
Only shareholders of record at the close of business on April 19, 2024 (the “Record Date”) are entitled to notice of and to vote at the annual meeting.
Whether or not you plan to attend the annual meeting, it is important that your Ordinary shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed Notice of Annual General Meeting of Shareholders and the accompanying Proxy Statement, please sign, date and mail the enclosed Proxy Card in the envelope provided or vote by telephone or over the Internet in accordance with the instructions on your Proxy Card.
We look forward to your participation in the annual meeting.
Sincerely,
Zvi Limon
Chairman of the Board of Directors

TABOOLA.COM LTD.
16 Madison Square West, 7th Floor
New York, NY 10010
Notice of 2024 Annual General Meeting of Shareholders
To be Held on May 28, 2024
Date and Time May 28, 2024 at 9:00 a.m. (Eastern time) / 4:00 p.m. (Israel time)	Location Virtual annual meeting of shareholders conducted via live audio webcast at: www.virtualshare-holdermeeting.com/TBLA2024	Record Date The Board has fixed the close of business on April 19, 2024, as the Record Date for determining shareholders entitled to notice of and to vote at the meeting.
AT THE ANNUAL MEETING, YOU WILL BE ASKED:
1	To re-elect three Class III directors;
2	To approve an advisory proposal on executive compensation;
3	To approve an increase to non-employee director compensation and approve and ratify certain director expenses; and
4	To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as Taboola’s independent registered public accounting firm for the year ending December 31, 2024.
Our Board of Directors, or Board, unanimously recommends that shareholders vote FOR each of the above Proposals which are described in the proxy statement.
In addition, shareholders will be requested to consider at the annual meeting the Company’s audited consolidated financial statements for the year ended December 31, 2023.
We know of no other matters to be submitted at the annual meeting other than as specified herein. If any other business is properly come before the annual meeting or any adjournment or postponement thereof, the persons named as proxies may vote in respect thereof in accordance with their best judgment and the recommendation of the Board.
Meeting Admission
If you wish to attend the annual meeting, which is exclusively being held virtually, and you are a registered shareholder of shares held directly at our transfer agent, please enter the 16-digit control number located on the notice mailed to you beginning on April 23, 2024, on your proxy card at www.virtualshareholdermeeting.com/TBLA2024.
If your shares are held in “street name” through a broker, bank or other nominee, by following the voting instructions that accompanied your proxy materials.
A list of our registered holders as of the close of business on the Record Date will be made available to shareholders during the meeting at www.virtualshareholdermeeting.com/TBLA2024. To access the list of registered holders, which will become available on or about May 1, 2024, and throughout the meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.

Voting by Proxy
Please submit a proxy card if you are a registered shareholder of shares held directly at our transfer agent or, for shares held in “street name” through a broker, bank or other nominee, a voting instruction form, as soon as possible, so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card.
If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.
By Order of the Board of Directors,
Zvi Limon
Chairman of the Board of Directors

Taboola  i  2024 Proxy Statement

Taboola  ii  2024 Proxy Statement

Proxy Statement
Summary Information
The following summary provides general information about Taboola.com Ltd., referred to as Taboola or the Company, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For further and more detailed information on the matters referenced below, prior to casting your vote, please carefully review the entire proxy statement and our 2023 Annual Report on Form 10-K (“2023 Annual Report on Form 10-K”). Our 2023 Annual Report on Form 10-K accompanies this proxy statement and was previously filed with the Securities and Exchange Commission, or SEC. In this proxy statement, we reference various information and materials available on our corporate website. We have included our website address in this proxy statement as an inactive textual reference only. Information on our website is not incorporated by reference in this proxy statement.
Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of United States securities laws. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “goal,” “believe,” “will,” “may,” “plan,” “expect,” “intend,” “priority,” “outlook,” “guidance,” “objective,” “forecast,” “anticipate,” “estimate,” “seek,” “trend,” “target” and “strategy,” or similar statements or variations of such terms. Forward-looking statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements. Important factors that may affect future results and outcomes include but are not limited to those set forth in our 2023 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read those filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any voting or investment decision. The forward-looking statements contained in this proxy statement should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this proxy statement is first filed with the SEC, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time except as may be required by law.
Voting Matters and Recommendations
The Board of Directors, or Board, unanimously recommends shareholders vote FOR each of the below Proposals.
1	To re-elect three Class III directors.
2	To approve an advisory proposal on executive compensation.
3	To approve an increase to non-employee director compensation and approve and ratify certain director expenses.
4	To re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
In addition, shareholders will be requested to consider at Taboola.com Ltd.’s, or the Company or Taboola, 2024 Annual General Meeting of Shareholders, or Annual Meeting, the Company’s audited consolidated financial statements for the year ended December 31, 2023.
We know of no other matters to be submitted at the Annual Meeting other than as specified herein. If any other business properly comes before the Annual Meeting or any adjournment or postponement thereof, the persons named as proxies may vote in respect thereof in accordance with their best judgment and recommendation of the Board.
Taboola  1  2024 Proxy Statement

About Taboola
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed since the Company began operations in 2007. Taboola has also expanded more directly into e-Commerce, allowing its partners with digital properties the ability to use its platforms to display advertising suited to the audiences of those partners’ websites or other digital services.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people or enable our partners to use our technology. You’ve seen us before: we partner with websites, devices and mobile apps, which we collectively refer to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google and Amazon.
Digital properties use our technology platforms to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win and we grow together.
We empower advertisers, merchants and affiliate networks, which we individually and collectively refer to as advertisers, to leverage our proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad formats across digital properties. We generate revenues primarily when people (consumers) click on, purchase from or, in some cases, view the ads that appear within our partners’ digital experiences via our recommendation platform. Advertisers pay us for those clicks, purchases or impressions, and we share the resulting revenue with the digital properties who display those ads and generate those clicks and downstream consumer actions.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.
2023 Business Overview
2023 Accomplishments and Growth Initiatives
2023 was an investment year for Taboola’s growth. We successfully launched Maximize Conversions, our first offering in our AI-bidding technology suite that should significantly improve advertiser success and yield on our platform; successfully onboarded Yahoo’s global native supply onto the Taboola network; and launched technology that advances our eCommerce, Taboola News and Header Bidder offerings.
In 2023, we also returned approximately $55 million of capital to our shareholders as part of our publicly announced share buyback program.
Additional Developments and Growth Initiatives
Notable new and renewed publisher wins in 2023 included Gannett, Time, Nexstar Media, Barstool Sports, G/O Media, Cambium Media, Futura, Disney, Unidad Editorial, BBC, One India, The Print, Bangkok Post, A360 Media, Postmedia, NDTV, and Cox Media.
Taboola News had a spectacular growth year in 2023, where revenue grew to over $100 million. In Q3, we also rolled out a new partnership with realme, the world’s fastest-growing smartphone brand. Under the partnership, realme is using Taboola News to power recommendations within all devices for audiences in Europe, and Southeast Asia. In 2023, we introduced new features to
Taboola  2  2024 Proxy Statement

our Generative AI technology, called Taboola Generative AI Admaker, which allows advertisers to edit existing creatives automatically, instead of just creating images from scratch. As of now, around 30% of ad creatives from self service advertisers are made with our Generative AI.
Consolidated Financial Performance
(dollars in millions)
	2023 ($)	2022 ($)
Revenue	1,439.7	1,401.2
Gross Profit	425.6	464.3
ex-TAC Gross Profit*	535.8	569.6
Net loss	(82.0)	(12.0)
Adjusted EBITDA*	98.7	156.7
Non-GAAP Net Income*	32.6	91.4
*	See “Non-GAAP Financial Measures” beginning on page 64 of the 2023 Annual Report on Form 10-K for reconciliations of non-GAAP financial measures to the comparable GAAP measures.
Board of Directors
The table below presents information on each of the Class III nominees for director of the Company and each of the continuing directors who are not being voted on at the Annual Meeting. Each of the nominees is a current director of the Company and the Company believes each possesses the qualifications to serve as a member of our Board. The information set forth below is as of March 31, 2024.
Name and Principal Occupation	Class	Age	Current Committee Membership	Director Since	Current Term Expires	Nominated for Term Expiring
Class III Director Nominees
Zvi Limon General Partner and Co-Founder, Magma Venture Partners	III	65	Audit; Compensation	2007	2024	2027
Monica Mijaleski Chief Financial Officer, Yahoo!	III	48	None	2023	2024	2027
Adam Singolda Founder and CEO, Taboola.com Ltd.	III	42	None	2007	2024	2027
Continuing Directors
Deirdre Bigley Retired Chief Marketing Officer, Bloomberg L.P.	I	59	Audit	2021	2025
Lynda Clarizio Retired President of U.S. Media, Nielsen Holdings plc	I	63	Nominating and Governance	2021	2025
Erez Shachar Co-founder and Managing Partner, Qumra Capital Management Ltd.	I	60	Compensation; Nominating and Governance	2007	2025
Nechemia J. Peres Managing General Partner and Co-Founder, Pitango Venture Capital	II	65	Compensation; Nominating and Governance	2013	2026
Richard Scanlon Founding Partner, Marker LLC	II	54	Audit	2018	2026
Gilad Shany Managing Partner, ION Crossover Partners Ltd.	II	47	Audit; Nominating and Governance	2021	2026
Taboola  3  2024 Proxy Statement

Corporate Governance Summary
Here is a summary of the key governance practices and policies that our Board believes help advance our goals and protect the interests of our shareholders, including:
Base a significant portion of executive compensation opportunity on financial performance	Maintain an anti-hedging and pledging policy
Set annual incentive targets for our executive officers based on objective performance measures	Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
Maintain a forfeiture and clawback policy that complies with recently adopted SEC rules	Mitigate dilution by use of a net issuance mechanism for certain executives and our share buyback program
Maintain a majority independent Board	Maintain an independent compensation committee which engages an independent compensation advisor
Maintain entirely independent Board committees	Cap short-term performance-based cash bonus payments
Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	Regularly review the executive compensation and peer group data
Overview of 2023 Executive Compensation Program
Our executive compensation program is designed to recruit, motivate and retain highly qualified executive officers, reward strong Company performance and align the long-term interests of our executive officers with those of our shareholders. We do this by offering competitive compensation that is reflective of market practices and comprised of elements that promote strong short- and long-term performance. The table below offers a snapshot of the key components of our executive compensation program and the rationale underlying each element.
Component	Form	Purpose
Base Salary	Cash	Fixed cash compensation that provides a base level of cash compensation for performing day-to-day job responsibilities, based on level of responsibility
Short-Term Incentive	Cash	Variable annual performance-based award opportunity based on achievement with respect to Company defined goals and metrics
Long-Term Incentive	Time-based Restricted Share Units
Multiyear time-based award that aligns the interest of our Named Executive Officers, or NEOs, with shareholders and promotes retention by vesting over a four-year period subject to employment with the Company through each vesting date

Environmental, Social and Governance
Taboola believes social responsibility, good governance, minding its environmental footprint and evolving its culture to powerfully support its strategies is critical to our long-term success. We firmly believe in the principles of sound governance and helping our clients succeed. We are dedicated to maintaining a global and inclusive workplace where employees feel valued and engaged. We believe we have a responsibility to enrich our communities, both in the way we carry out our operations and in the platform and services we offer. As part of these efforts, the Nominating and Governance Committee oversees our strategies, policies, and practices relating to environmental, social and governance matters.
Additional Voting Information
Quorum: At the Annual Meeting, the presence in person or by proxy of two or more shareholders holding not less than thirty-three and one-third percent (33 1∕3%) of the voting power of the shares issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. Abstentions and broker non-votes will qualify for determining whether there is a quorum.
Taboola  4  2024 Proxy Statement

Proposal 1: Re-election of Three Class III Directors. Each nominee for director is elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the nominee. Any nominee who receives more votes cast “FOR” their election than “AGAINST” will be elected as a Class III director to serve until the 2027 Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 2: Advisory Approval on Executive Compensation. The approval, on an advisory basis, of the compensation of our NEOs in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3: Approval of an Increase to Non-Employee Director Compensation and Approval and Ratification of Certain Director Expenses. The approval of the increase to non-employee director compensation and approval and ratification of certain director expenses in this Proxy Statement requires the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 4: Re-Appointment of Independent Auditors. The ratification of the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm requires the “FOR’’ vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
If your shares are held by a broker, you must instruct your broker how to vote for Proposals 1, 2 and 3. If you have not instructed the broker how to vote, your shares will not be voted with respect to Proposals 1, 2 and 3, however, your broker does have the discretionary authority to vote your shares on Proposal 4.
Important Notice Regarding Proxy Materials for the Annual Meeting to be held on
May 28, 2024 at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time)
via the internet at www.virtualshareholdermeeting.com/TBLA2024

The proxy statement and annual report to shareholders are available at:
www.proxyvote.com
Taboola  5  2024 Proxy Statement

Corporate Governance at Taboola
OVERVIEW
Taboola is committed to effective corporate governance and independent oversight by our Board. Our programs and policies are informed by engagement with our shareholders as well as a guiding principle that the Board is accountable for representing the best interests of our shareholders, accomplished primarily through independence, diversity of experience and engagement with shareholders and other key constituents. The information set forth below is as of March 31, 2024.
Board Composition Highlights

SHAREHOLDER ENGAGEMENT
We believe that effective corporate governance includes regular, constructive conversations with our shareholders, and we value our shareholders’ continued feedback and opinions. All feedback is reviewed and considered as appropriate for the Company’s strategy, business growth and maturity stage. We are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders on a variety of topics, including business strategy, executive compensation and corporate governance. Maintaining an active dialogue with our shareholders is consistent with our corporate values of open communication and accountability and we intend to continue these efforts in the future.
BOARD OF DIRECTORS COMPOSITION
The Nominating and Governance Committee, with input from the Board, is responsible for nominating directors for election each year and evaluating the need for new director candidates as appropriate. This assessment includes an evaluation of each director nominee’s skills and experience, and independence, as well as consideration of diverse perspectives and experiences, and other characteristics, such as race/ethnicity, gender and nationality, in the context of the needs of the Board.
Director Independence
Our Board has undertaken a review of the independence of each director who served during 2023. Based on information provided by each non-employee director concerning their background, employment and affiliations, our Board determined that all of our non-employee directors (except for Monica Mijaleski) meet the categorical standards for independence under the applicable rules and regulations of the SEC and satisfy the qualifications for independence under the Nasdaq Global Market (“Nasdaq”) listing standards.
Taboola  6  2024 Proxy Statement

In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of Taboola securities by each such non-employee director or affiliated entities, and their involvement in any transactions described under the heading “Related Party Transactions.”
Director Nominee Qualifications, Diversity and Skills
We believe that our Board should have a variety of qualifications, skill sets and experience that, when taken as a whole, best serve the Company and our shareholders. We recognize the importance of diversity with regard to the composition of the Board and seek to have a Board that consists of members with a diversity of experience, perspectives and viewpoints, including diversity with respect to gender, race, ethnicity and nationality.
Identifying Director Nominees
In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, including skill sets, diversity and specific business background, the Nominating and Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole. The Board expects all directors and director nominees to possess the following attributes or characteristics:
•	The highest personal and professional ethics and integrity;
•	Proven achievement and competence in their respective field and the ability to exercise sound business judgment;
•	Skills that are complementary to those of the existing Board;
•
The ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with Taboola’s operating and administrative procedures; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.
DIVERSITY OF THE BOARD OF DIRECTORS
Board Diversity Matrix (as of December 31, 2023)
TOTAL NUMBER OF DIRECTORS	9
	Female	Male
PART I: GENDER IDENTITY
Directors	3	6
PART II: DEMOGRAPHIC BACKGROUND
Asian	1	0
White	2	6
To see our Board Diversity Matrix as of December 31, 2022, please see our proxy statement filed with the SEC on April 25, 2023.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Our Board periodically evaluates our leadership structure and combination or separation of the Chief Executive Officer and Chair of the Board roles is driven by our needs at any point in time. As a result, no policy exists requiring combination or separation of these leadership roles and our governing documents do not mandate a particular structure. This approach has allowed our Board the flexibility to establish the most appropriate structure for the Board at any given time.
Taboola  7  2024 Proxy Statement

At this time, our Board believes that having an independent Chair provides strong independent leadership and oversight for our Company and our Board. The separation of the Chair and CEO positions allows our independent Chair to focus on the governance of our Board, Board meeting agenda planning, the recruitment of new directors and Board committee responsibilities. Furthermore, this structure allows our CEO to focus his attention on the business and execution of the Company’s strategy. The Company believes that the Board’s current leadership structure supports the risk oversight function of the Board.
The chair of our Nominating and Governance Committee oversees the annual Board and Committee self-evaluation process. In 2023, the Nominating and Governance Committee chair conducted one-on-one meetings with each director and discussed a variety of Board and committee-specific topics, including the effectiveness of the Board and its committees and their respective chairpersons, the effectiveness of the Board and committee meetings and their relationships with management, the appropriateness of their roles and responsibilities, and areas for possible improvement. The responses were reviewed, compiled and discussed by the directors at the board level. The Nominating and Governance Committee is responsible for establishing the Board and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.
BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT
Our Board oversees the risk management activities designed and implemented by our management team and also considers specific risk topics, including risks associated with our strategic initiatives, cybersecurity, business plans and capital structure. The Board executes its oversight responsibilities both directly and through its committees. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of the Company and reports periodically to the Board and the Audit Committee on risk management activities, including cybersecurity. Our Board has delegated to the Audit Committee oversight of its risk management process, and our other Board committees also consider risks related to the performance of their respective committee responsibilities. All committees report to the Board regularly and as frequently as appropriate, including when a matter rises to the level of a material or enterprise risk.
MEETINGS OF THE BOARD OF DIRECTORS AND ANNUAL MEETING OF SHAREHOLDERS
During 2023, the Board held 7 meetings, and each of the incumbent directors attended at least 75% of the total of all meetings of the Board and committees on which the director served during his or her service as a director during the year.
Although Taboola does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, all directors are encouraged to attend. Mr. Singolda and Mses. Bigley, Clarizio and Mijaleski attended the 2023 annual meeting of shareholders.
Taboola  8  2024 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS
The Board has the following committees to assist it in carrying out its responsibilities, and each operates under a written charter, a copy of which is available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, is to be reviewed annually with any changes subject to Board approval.
AUDIT COMMITTEE
Current Membership: Richard Scanlon (Chair); Deirdre Bigley; Zvi Limon; Gilad Shany Meetings Held: 5	Primary Responsibilities:
	(i)	retaining and, if so determined, terminating our independent auditors, subject to ratification by the Board, and in the case of retention, subject to ratification by the shareholders;
	(ii)	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;
	(iii)	overseeing the accounting and financial reporting processes of our Company;
	(iv)	managing audits of our financial statements;
	(v)	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Securities Exchange Act of 1934 (“Exchange Act”);
	(vi)	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;
(vii)
recommending to the Board the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Israeli Companies Law, 5759-1999, or the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

	(viii)	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;
	(ix)	identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the Board;
(x)
reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

	(xi)	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

All members meet the independence requirements of the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of the Audit Committee meets the financial literacy requirements of the current listing standards. In addition, the Board has determined that Richard Scanlon is an Audit Committee financial expert (as defined by SEC rules).

COMPENSATION COMMITTEE
Current Membership: Erez Shachar (Chair); Zvi Limon; Nechemia J. Peres Meetings Held: 7	Primary Responsibilities:
(i)
recommending to our Board for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our Board any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

(ii)
reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers; evaluating their performance in light of such goals and objectives;

(iii) approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law;
(iv)
administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans; and

(v)
establishing, approving and administering policies with respect to the recovery or “clawback” of incentive-based compensation in accordance with SEC, Companies Law and applicable national securities exchange listing standard requirements.

All members meet the independence requirements of the listing standards of Nasdaq.
NOMINATING AND GOVERNANCE COMMITTEE
Current Membership: Lynda Clarizio (Chair); Nechemia J. Peres; Erez Shachar; Gilad Shany Meetings Held: 2	Primary Responsibilities:
	(i)	overseeing and assisting our Board in reviewing and recommending nominees for election of directors;
	(ii)	assessing the performance of the members of our Board;
(iii)
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our business; and

	(iv)	overseeing the Company’s strategies, policies, and practices relating to environmental, social and governance matters.
All members meet the independence requirements of the listing standards of Nasdaq.
Taboola  9  2024 Proxy Statement

CORPORATE GOVERNANCE GUIDELINES AND CODE OF CONDUCT
We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director nominees, conflicts of interest, succession planning, committee composition, director term limits, and other important governance policies and principles.
Additionally, we have adopted a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct addresses, among other things, competition and fair dealing, gifts and entertainment, conflicts of interest, international business laws, financial matters and external reporting, company assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Conduct.
The Corporate Governance Guidelines and Code of Conduct are available under the “Corporate Governance” section in the “Investor Relations” portion of our website at www.taboola.com.
COMMUNICATION WITH THE BOARD OF DIRECTORS
Shareholders and interested parties who wish to contact the Board or the Chairman should address correspondence to the Chairman in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Chairman or the appropriate person or persons for response.
Chairman of Taboola.com Ltd.
c/o Office of the Corporate Secretary
16 Madison Square West, 7th Floor
New York, NY 10010
NON-EMPLOYEE DIRECTOR COMPENSATION
Members of the Board who are not employees are eligible for compensation under our Compensation Policy for Executive Officers and Directors, or the Compensation Policy. The Compensation Policy was adopted by the Board, and approved by shareholders, with the objective of assembling a high-performing Board that could best guide the Company in achieving its strategic and operational goals, and promoting long-term shareholder value. The Compensation Policy is periodically reviewed under the combined leadership of the Compensation Committee and Board to ensure that it continues to satisfy the Board’s overall compensation objectives and philosophy. The Compensation Committee and Board are aided in their review by an independent compensation consultant, Pearl Meyer, which provides compensation benchmarking and consultation services.
For 2023, each of the Company’s non-employee directors received the following cash compensation, which is paid in quarterly installments: (i) annual Board retainer of $35,000 (or $110,000 for the chairperson); (ii) $10,000 per membership of the Audit Committee (or $20,000 for the chairperson); (iii) $7,500 per membership of the Compensation Committee (or $15,000 for the chairperson); (iv) and $3,000 per membership of the Nominating and Governance Committee or any other Board Committee (or $7,500 for the chairperson).
In addition, upon election or appointment, non-employee directors will be granted a restricted share unit award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual restricted share unit award of $180,000, which will vest over a period of one year.
Director Share Ownership Guidelines
To further align the interests of our non-employee directors with the Company’s shareholders, the Board adopted and the shareholders approved share ownership guidelines, or Director Guidelines, for our non-employee directors. Pursuant to the Director Guidelines, all non-employee directors are expected to own shares in the Company with an aggregate value equal to four times their annual cash Board retainer fee, excluding any additional cash retainers for committee service on the latter of the fourth anniversary of: (i) the adoption of the Director Guidelines or (ii) the non-employee director's initial election to the Board. The following equity holdings qualify toward satisfaction of the Director Guidelines:
(i)	held directly or indirectly by the director including shares held in joint accounts;
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(ii)	held by a trust of which the director is a trustee or a primary beneficiary; and
(iii)	the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for non-employee directors, so long as such shares are vested.
Unexercised options to purchase Ordinary shares of the Company do not count toward the Guidelines.
The level of ownership is calculated on March 27, 2024, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our Ordinary shares on Nasdaq on that date. As of March 27, 2024, each non-employee director exceeded their Director Guidelines of four times their annual cash Board retainer fee.
2023 Director Compensation
The following table summarizes compensation paid to our non-employee directors during the year ended December 31, 2023. Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2023, Mr. Singolda, Taboola’s Founder and CEO, was an employee. Mr. Singolda’s compensation is discussed in the “Executive Compensation” section beginning on page 21.
Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Deirdre Bigley(1)	45,000	180,000	225,000
Lynda Clarizio(1)	42,500	180,000	222,500
Zvi Limon(1)	127,500	180,000	307,500
Nechemia J. Peres(1)	45,500	180,000	225,500
Rick Scanlon(1)	55,000	180,000	235,000
Erez Shachar(1)	53,000	180,000	233,000
Gilad Shany(1)(2)	48,000	180,000	228,000
Monica Mijaleski	35,000	360,000	395,000
(1)	As of December 31, 2023, each of these non-employee directors had 51,370 unvested RSUs which will vest 100% on July 1, 2024, subject to their continuous Board service through the vesting date.
(2)
As of December 31, 2023, Mr. Shany had 59,211 vested RSUs. The RSUs will not convert to Ordinary shares until the satisfaction of an additional time-based settlement condition to occur in August 2024. The settlement is not conditioned on Mr. Shany’s continuous service through the settlement date.

RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
Our policy is that any transactions with related parties must be on terms that, on the whole, are no less favorable to Taboola than those that are available from unaffiliated third parties.
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.
If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets
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or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.
A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Under the Companies Law, in addition to the approval of the Board, the approval of the Audit Committee or the Compensation Committee (as the case may be), and in some cases, the shareholders of the Company is required to effect specified actions and transactions with office holders and controlling shareholders and their relatives, or in which they have a personal interest. The term “controlling shareholder” means any shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its chief executive officer. For the purpose of approving transactions with controlling shareholders, the term “controlling shareholder” also includes any shareholder that holds 25% or more of the voting rights of the company if no other shareholder holds more than 50% of the voting rights in the company. For purposes of determining the holding percentage stated above, two or more shareholders who have a personal interest in a transaction that is brought for the company’s approval are deemed as joint holders.
As of the date of this Proxy Statement, we do not have a controlling shareholder as defined under the Companies Law.
Related Party Transactions (US dollars in thousands)
The Company is a party to certain transaction-related agreements with Yahoo, pursuant to which the Company issued 39,525,691 Ordinary shares and 45,198,702 Non-voting Ordinary shares to Yahoo, and granted Yahoo the right to appoint one representative to the Company’s board of directors, resulting in Yahoo becoming a principal shareholder effective the transaction closing on January 17, 2023. See Note 1b of Notes to the Consolidated Financial Statements in the 2023 Annual Report on Form 10-K.
The Company and its affiliates are parties to several agreements in the ordinary course of business with Yahoo and its affiliates. In connection with these agreements, for the year ended December 31, 2023, the Company recorded revenues from Yahoo in the amount of $40,902. In addition, the Company recorded traffic acquisition costs related to Yahoo for the year ended December 31, 2023, in the amount of $45,183. Traffic acquisition costs noted herein are unaffiliated with the Yahoo revenues recorded for this period.
As of December 31, 2023, in regards to Yahoo, the Company’s balances of trade receivables were $12,297, and its balances of trade payables were $38,657, associated with the revenues presented on a gross and net basis.
The Company and Yahoo, pursuant to the Omnibus Agreement entered into on November 28, 2022, each agreed to pay certain expenses in connection with the transaction and each party agreed to reimburse the other for some or all of these expenses. Under these arrangements, the Company recognized $3,650, of expenses, net for the year ended December 31, 2023.
HUMAN CAPITAL
We strive to create a diverse, inclusive and ambitious environment where every employee can discover and unleash their potential to achieve individual and collective success. Our employees are our most valuable asset.
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Employees
On December 31, 2023, we had approximately 1,900 employees, the majority of which have been employed by Taboola for over two years (including service periods of persons employed by Connexity prior to Taboola’s acquisition of Connexity). We have approximately 500 employees working in research and development, with an average tenure of four years.
As of December 31, 2023, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 80 employees. We have never experienced a general strike or similar work stoppage.
Transparency
The ability to be transparent and share and discuss our business challenges and opportunities openly and broadly with all our employees is important to our success. We promote an open dialogue with our employees through all-hands meetings, usually twice a month, which include Q&A sessions with senior leadership. We conduct annual and topic-specific employee feedback surveys which consistently receive 80% or higher response rate. Survey results are shared publicly with our managers and employees. We continue to adjust our investment in human capital based on the feedback from our employees.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in algorithms, product, customer relationship management and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices, and provide competitive compensation for our employees and a range of flexible benefits, including an industry-leading parental leave policy. We have been consistently recognized by Dun & Bradstreet as a top high-tech company to work for in Israel and in 2023 were recognized by UK Campaigns as a 100 Best Places to Work and by Built In as one of the 100 best large companies to work for in all four of our major U.S. offices: New York, Los Angeles, Chicago and Atlanta. Our strong external reputation led to a quarterly average of over 20,000 candidates applying to work at Taboola in 2023. For new hires, we developed an onboarding program tailored towards their roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals, build management skills and lead their organizations. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other. We believe in developing and promoting top talent from within: in 2023, approximately 15% of our employees were offered an opportunity for career advancement within the company.
Performance and Alignment
We seek to implement a “pay for performance” culture that we believe drives superior results. We invest in our workforce by offering competitive salaries, incentives, and benefits. We align the interests of our employees with those of Taboola through a broad-based equity award program, generally with a four-year vesting schedule. Typically, employee bonus plans are based on both personal and company goals.
Wellness and Diversity
In 2020, we launched a global taskforce that is focused on promoting wellness and diversity within our organization. The task force works with our senior management team to address global wellness and diversity topics and develop relevant initiatives to ensure we continue to build a culture where every employee feels valued, seen, and heard. We continue to have a mechanism for employees to anonymously voice concerns.
Throughout 2023, we continued to see the results of our initiatives. With respect to finding top diverse talent, we began by assessing our current workforce demographics by region and business unit, and established goals and guidelines in efforts of diversifying our recruitment funnel at the first assessment stage. We committed to wellness and diversity in recruiting by starting a Diverse Interview Slate Campaign to promote diversity in the interview process and reduce biases, which led to hiring more women managers in technical roles. We further invested in strategic partnerships with employment platforms that provide us multi-pronged access to highly skilled underrepresented talent, who may not currently be on our platform, such as Built-In, Ivy Research Council, and Jopwell. As a result, in 2023, we saw that 45% of our new hires were women and 16% of those women were hired into technical positions.
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Within the organization, in 2023 we increased the number of Employee Resource Groups from seven to nine, and each has an annual budget to sponsor programming and events. We also have a mentorship program connecting Black, Indigenous and People of Color (BIPOC) talent to senior leaders. We continue to have a number of global and region-specific initiatives held to promote a culture of inclusion and belonging - such as, workshops, panels, networking events and communities for various interest groups. We also partner with Gold Enterprises to create robust programming for our multi-year wellness and diversity training plan.
We are committed to building a long-term plan that will help foster a community that is diverse and inclusive, both internally and externally.
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Proposal 1:
Re-election of Class III Directors
Our Board currently has nine directors and is divided into three classes with staggered three-year terms as follows:
•	the Class I directors are Deirdre Bigley, Lynda Clarizio and Erez Shachar, and their terms will expire at our annual meeting of shareholders to be held in 2025;
•	the Class II directors are Nechemia J. Peres, Richard Scanlon and Gilad Shany, and their terms will expire at the annual meeting of shareholders to be held in 2026; and
•	the Class III directors are Zvi Limon, Monica Mijaleski and Adam Singolda, and their terms will expire at the Annual Meeting.
At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class will be for a term of office that expires on the date of the third annual general meeting following such election or re-election.
At the Annual Meeting, shareholders will be asked to re-elect Zvi Limon, Monica Mijaleski and Adam Singolda.
If re-elected at the Annual Meeting, each of Zvi Limon, Monica Mijaleski and Adam Singolda will serve until the 2027 annual general meeting of our shareholders, and until their successor has been duly elected and qualified, or until their office is vacated in accordance with our Articles of Association or the Companies Law.
In accordance with the Companies Law, each of Zvi Limon, Monica Mijaleski and Adam Singolda has certified to us that they meet all the requirements of the Companies Law for election as a director of a public company, and possesses the necessary qualifications and has sufficient time to fulfill their duties as a director of the Company, taking into account the size and special needs of the Company.
During 2023, each Class III director attended 75% or more of total meetings of the Board and committees on which he or she served during 2023.
The Nominating and Governance Committee of our Board recommended that each of Zvi Limon, Monica Mijaleski and Adam Singolda be re-elected at the Meeting as a Class III director for a term to expire at the 2027 annual general meeting of our shareholders, and until their successor has been duly elected and qualified, or until their office is vacated in accordance with our Articles of Association or the Companies Law. Our Board approved this recommendation.
The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.
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CLASS III DIRECTOR NOMINEES (NOMINATED FOR TERM EXPIRING 2027)
Zvi Limon Independent Chairman of the Board
General Partner and Co-Founder, Magma Venture Partners | Age:65 | Director since: 2007 | Committees: Audit Committee; Compensation Committee
Mr. Limon has served on Taboola’s Board since 2007 and served as its Chairman since 2018. Mr. Limon is a General Partner and co-founder of Magma Venture Partners. He has been an active investor in public and private technology companies in Israel and abroad since 1990. Prior to that, Mr. Limon was a management consultant at Bain & Co. in London and Shaldor Ltd. in Israel. He is also an experienced board member of various public and private companies. Mr. Limon holds an M.B.A degree from the INSEAD Business School and a B.A. in Business Administration and Economics from Bar Ilan University.

Mr. Limon brings extensive experience to our Board, due to his years of providing strategic and investment advisory services to companies and his deep understanding of our company from his years of service on our Board.

Monica Mijaleski Not Independent
Chief Financial Officer, Yahoo! | Age: 48 | Director since: 2023 | Committees: None
Ms. Mijaleski has served on Taboola’s Board since January 2023. Ms. Mijaleski currently serves as Yahoo’s Chief Financial Officer, a position she has held since September 2021. In this role she oversees all finance operations for Yahoo’s global business, including Controllership, FP&A, Treasury, Procurement, Internal Audit, Yield and Pricing, Real Estate and Research & Analytics. Prior to joining Yahoo, Ms. Mijaleski served as Group Chief Financial Officer of Verizon Media from February 2020 to September 2021 and as Vice President of Finance Media Brands and Business Development from May 2019 to February 2020. During the period from July 2016 to April 2019, Ms. Mijaleski served as News Corp’s Senior Vice President, Head of FP&A, Management Reporting and Financial Systems. Prior to joining News Corp in December 2015 as Vice President of Financial Planning Analysis, she began her career in 2005 at Sony Music holding roles of increasing responsibility. Ms. Mijaleski is a Certified Public Account and received her Masters in Professional Accounting at MacQuarie University in Sydney, Australia, and her Bachelor of Science (Biomedical Sciences) at University of Technology in Sydney, Australia.

Ms. Mijaleski’s experience leading the finance function of a global organization and significant experience in corporate finance and financial reporting acquired through senior executive roles provides the Board with a valuable understanding and perspective on corporate finance matters.

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Adam Singolda Not Independent
Founder and CEO, Taboola.com Ltd. | Age: 42 | Director since: 2007
| Committees: None
Mr. Singolda has been the Chief Executive Officer, as well as a director, of Taboola since it began operations in 2007. He also serves as a member of the board of directors of K Health, the healthcare startup he co-founded in 2016. Prior to that Mr. Singolda studied Computer Science at The Open University of Israel and spent 6½ years serving in an advanced cyber technology unit of the Israel Defense Forces, serving as a research and development engineer and manager. He graduated IDF officers’ academy with honors.

Mr. Singolda’s experience as the founder and Chief Executive Officer of Taboola makes him exceptionally well qualified to serve on our Board.
CLASS I DIRECTORS (TERM EXPIRES 2025)
Deirdre Bigley Independent
Retired Chief Marketing Officer, Bloomberg L.P. | Age: 59 | Director since: 2021
| Committees: Audit Committee
Ms. Bigley has served on Taboola’s Board since April 2021. Ms. Bigley joined Bloomberg, L.P., a global business and financial information and news leader, in 2009 and served as the Chief Marketing Officer from 2013 to 2021. Prior to joining Bloomberg, L.P., Ms. Bigley spent thirteen years at International Business Machines Corporation (IBM), serving in several capacities, including Vice President of Worldwide Advertising and Interactive, and Vice President of Worldwide Brand. Ms. Bigley serves on the boards of directors of: Shutterstock, Inc. (NYSE: SSTK) a global supplier of commercial imagery, video and music since May 2016; Wix.com Ltd. (Nasdaq: WIX), a cloud based development platform, since November 2017; and Sportradar Group AG (Nasdaq: SRAD), a sports betting and sports entertainment company, since April, 2021. Ms. Bigley holds a B.A. in English from West Chester University.

Ms. Bigley’s extensive marketing leadership experience, together with her corporate background, enable her to advise our Board on key strategic and operational issues.
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Lynda Clarizio Independent
Retired President of U.S. Media, Nielsen Holdings plc | Age: 63 | Director since: 2021 | Committees: Nominating and Governance Committee (Chair)
Ms. Clarizio has served on Taboola’s Board since April 2021. Ms. Clarizio has over 20 years of experience in the media industry growing and scaling businesses with a focus on data and technology. She currently is the Co-Founder and General Partner of The 98, an early stage venture fund investing in tech-enabled businesses led by women. Ms. Clarizio previously served as President of U.S. Media at Nielsen Holdings plc, a global measurement and data analytics company, where she worked from 2013 to 2018. From 2012 to 2013 she served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of InVision, Inc., a provider of multi-platform advertising solutions. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s global advertising business) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, DC law firm Arnold & Porter, where she practiced law from 1987 through 1999. Ms. Clarizio is a member of the boards of directors of CDW Corporation, Intertek Group plc, Emerald Holding, Inc., Simpli.fi Holdings, Cambri and Human Rights First. She is a graduate of Princeton University, where she earned an A.B., and of Harvard Law School, where she earned a J.D.

Ms. Clarizio’s extensive media and data analytics industry leadership experience, together with her corporate development and legal background, enable her to advise our Board on key strategic and operational issues.

Erez Shachar Independent
Co-founder and Managing Partner, Qumra Capital Management Ltd | Age: 60
| Director since: 2007 | Committees: Compensation Committee (Chair); Nominating and Governance Committee
Mr. Shachar has served on Taboola’s Board since 2007. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar has served as a member of the board of directors of Fiverr, Varonis Systems, Peer 39, Traiana Inc., Identify, Itemfield Inc., eGlue Business Technologies Inc., and Aduva Inc. Also, as of December 31, 2021, Mr. Shachar serves as a member of the board of directors of Riskified Ltd. (NYSE: RSKD) and several private companies, including Talkspace. Prior to his Venture Capital career, Mr. Shachar was the Chief Executive Officer of Nur Macroprinters, (Nasdaq: NURM) which was acquired by HP. Mr. Shachar holds a B.S. degree in Math and Computer Science from Tel Aviv University and an M.B.A. from the INSEAD Business School.

Mr. Shachar brings to our Board, due to his extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies.

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CLASS II DIRECTORS (TERM EXPIRES 2026)
Nechemia J. Peres Independent
Managing General Partner and Co-Founder, Pitango Venture Capital | Age: 65
| Director since: 2013 | Committees: Compensation Committee; Nominating and Governance Committee
Mr. Peres has served on Taboola’s Board since 2013. Mr. Peres is the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group, since its inception in 1996. Mr. Peres serves on the boards of directors of numerous Pitango portfolio companies. Mr. Peres also founded the Mofet Israel Technology Fund in 1992, one of Israel’s first venture capital funds. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. degree from Tel Aviv University.

Mr. Peres’ extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board member of various public and private companies brings value to our Board.

Richard Scanlon Independent
Founding Partner, Marker LLC | Age: 54 | Director since: 2018 | Committee: Audit Committee (Chair)
Mr. Scanlon has served on Taboola’s Board since 2018 and has been an investor in Taboola since 2011. He is a founding partner of Innovation Endeavors which merged with Marker LLC in 2017, a New York and Israel-based venture capital firm he founded in 2011. At Marker LLC, Mr. Scanlon invested in a number of industry leading high-growth technology companies including Yext, Datorama, Dynamic Yield, Yotpo, Team8, Overwolf, Tufin, and Taboola. Prior to founding Marker LLC, Mr. Scanlon was a managing partner at Crescent Point, a Singapore-based venture and private equity firm he co-founded in 2003. Earlier in his career, Mr. Scanlon was an investment banker at Morgan Stanley and Credit Suisse. He earned a B.A. degree from Middlebury College, where he is currently a member of the Middlebury College Board of Trustees.

Mr. Scanlon’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our Board, and his experience as a board of directors member of various public and private companies make him a valuable asset to our Board.

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Gilad Shany Independent
Managing Partner, ION Crossover Partners Ltd. | Age: 47 |  Director since: 2021
| Committees: Audit Committee; Nominating and Governance Committee
Mr. Shany has served on Taboola’s Board since June 2021. In 2018, Mr. Shany co-founded ION Crossover Partners Ltd., an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (Nasdaq: TSLA), Mobileye NV (acquired by Intel $15.3BN), Mellanox Technologies (acquired by NVIDIA $6.9BN), Varonis Systems Inc. (Nasdaq: VRNS), Fiverr (NYSE: FVRR) and Monday.com (Nasdaq: MNDY), among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. degree in Physics, Astronomy, and Philosophy from Tel Aviv University in Israel and an M.B.A from the Wharton School at the University of Pennsylvania.

Mr. Shany’s extensive experience as an executive and investor, together with his educational background, make him a valuable asset to our Board.
PROPOSAL
It is proposed that the following resolutions be adopted at the Meeting:
(a)
RESOLVED, that the re-election of Zvi Limon as a Class III director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following his re-election, and until the due election and qualification of his successor, be, and hereby is, approved in all respects.

(b)
RESOLVED, that the re-election of Monica Mijaleski as a Class III director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following her re-election, and until the due election and qualification of her successor, be, and hereby is, approved in all respects.

(c)
RESOLVED, that the re-election of Adam Singolda as a Class III director of the Company, for a term of approximately three years that expires at the third annual general meeting of shareholders to be held following his re-election, and until the due election and qualification of his successor, be, and hereby is, approved in all respects.

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Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis, or CD&A, explains our executive compensation program for our named executive officers, or NEOs, listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the year ended December 31, 2023.
NAME	AGE	POSITION
Adam Singolda	42	Founder and Chief Executive Officer
Stephen Walker	54	Chief Financial Officer
Eldad Maniv	55	President and Chief Operating Officer
Lior Golan	53	Chief Technology Officer
Kristy Sundjaja	46	Chief People Officer
Executive Summary
We operate in the highly competitive advertising technology industry. To succeed in this environment, we must attract and retain high performing and experienced individuals, including executive officers with strong leadership skills who can run our business functions and achieve results that meet our clients’ needs and shareholders’ expectations. We have designed our executive compensation program to accomplish our goals in this highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our shareholders.
2023 Compensation Highlights
Our executive compensation program has three primary elements: base salary, annual short-term cash incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. In addition, from time-to-time special bonuses may be awarded to incentivize other specific objectives or to recognize specific accomplishments. Below are key highlights of the executive compensation decisions the Compensation Committee made with respect to target direct compensation for fiscal year 2023:
•	Base salaries: None of the NEOs received base salary increases in 2023. See “Base Salaries” in this CD&A for details.
•
Annual short-term cash incentives: In 2023, Adjusted EBITDA exceeded the target performance goal, and ex-TAC Gross Profit did not meet the target performance goal, resulting in an overall award payout of 103%. See “Annual Short-Term Incentive Compensation” in this CD&A for details.

•
Annual long-term incentive compensation: For 2023, all long-term equity incentive awards were made as Time-Based Restricted Share Units (“RSUs”), consistent with market practice for companies of our size and maturity in our sector, that vest in equal quarterly installments over a four-year period. See “Long-Term Incentive Compensation” in this CD&A for details.

•	To recognize the completion of the Yahoo partnership, the Committee approved a one-time closing cash bonus and a one-time special long-term performance-based cash award to certain of our NEOs.
○
One-time Transaction Closing Cash Bonus: Cash bonuses were approved by the Committee in the amount of $400,000 each to Messrs. Singolda, Walker and Maniv. Messrs. Maniv and Walker received their awards in January 2023, upon the closing of the Yahoo partnership. Mr. Singolda received his award in June 2023 following required shareholder approval at the Company’s 2023 annual meeting of shareholders.

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Long-Term Performance-based Cash Award: To hold certain key executive officers accountable for executing on the Yahoo partnership and to align to the long-term interests of our shareholders, a one-time long-term performance-based cash award (“Performance Bonuses”) was granted that is earned based on the achievement of a predetermined full-year 2024 target for the Company’s adjusted free cash flow per share (“Target”). The Performance Bonuses are not payable if the Company achieves less than 75% of the Target. If the Company meets or exceeds 75% of the Target, the Performance Bonus is payable at the same percentage as the Target achievement up to 100% of the target and an accelerated rate of 125% of the achievement above 100%, subject to a cap of 150%. The Committee chose adjusted free cash flow per share because it is intended to place focus and accountability on driving Yahoo partnership results. The grant of the Performance Bonuses required shareholder approval that was obtained at the Company’s 2023 annual meeting of shareholders. See below for amounts payable based on achievement of 100% of Target for each executive officer that was granted a Performance Bonus.

Name	Award based on 100% Achievement of Target ($)
Adam Singolda	2,800,000
Stephen Walker	1,900,000
Eldad Maniv	2,050,000
Lior Golan	800,000
Executive Compensation Policies and Practices
Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on our financial performance and may also be based on other strategic or operational goals. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. Our policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation. Currently, the following compensation policies and practices are in place:
Base a significant portion of executive compensation opportunity on financial performance and long-term value creation	Maintain an anti-hedging and anti-pledging policy
Set annual incentive targets for our executive officers based on objective performance measures	Offer equity and cash compensation to our executive officers which we believe incentivizes them to deliver both short-term and long-term shareholder value
Maintain a forfeiture and clawback policy that complies with recently adopted SEC rules	Mitigate dilution by use of a net issuance mechanism for certain executives and our share buyback program
Maintain a majority independent Board	Maintain an independent compensation committee which engages an independent compensation advisor
Maintain entirely independent Board committees	Cap short-term performance-based cash bonus payments
Emphasize pay-for-performance – meaning the earning of annual bonuses are subject to the attainment of objective performance measurements	Regularly review the executive compensation and peer group data
What Guides Our Program
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract, motivate and incentivize superior individual excellence and retain the key executives who drive our success. This section provides an overview of our executive compensation philosophy and objectives, and each component of our executive compensation program.
Taboola  22  2024 Proxy Statement

Our Philosophy
Our executive compensation program is designed to build long-term value for our shareholders and stakeholders by driving employee engagement and retention. Our goal is to align our executive pay with the success of our business. We do this by providing competitive base salaries and delivering the majority of compensation through pay elements that are designed to deliver short-term and long-term value creation for our shareholders as well as foster a culture of ownership. Our focus on pay for performance ensures that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable financial business objectives.
Our Objectives
Taboola’s executive compensation program for NEOs and other executive officers aims to:
•	Attract, motivate and retain highly qualified executives who possess the skills and leadership necessary to grow our business;
•	Reward our executives for achieving or exceeding our financial performance and other strategic and operational goals;
•	Align the long-term interests of our executives with those of our shareholders;
•	Reflect our long-term corporate strategy; and
•	Achieve the preceding goals in a manner aligned with sound risk management and our corporate values.
Elements of Annual Compensation
The annual compensation arrangements for our NEOs include base salary, short-term incentive compensation in the form of cash incentive awards and long-term compensation in the form of equity awards. We have historically emphasized the use of equity to provide long-term incentives for our NEOs, to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our shareholders.
We also provide our employees, including our NEOs and other executives, with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs made available to eligible employees.
Our Compensation Committee regularly evaluates our compensation philosophy and the components of our compensation program to ensure that they are effectively driving the Company’s strategic objectives and promoting strong performance while remaining market competitive.
The Decision-Making Process
Role of the Compensation Committee
The Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our senior executives, including the Chief Executive Officer and our other NEOs, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the Company, including accomplishment of the Company’s long-term business and financial goals. The Compensation Committee is currently comprised of three independent, non-employee members of the Board.
The Compensation Committee works closely with its independent consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), and senior executives to examine the effectiveness of the Company’s executive compensation program throughout the year.
Compensation decisions for our NEOs are made by the Compensation Committee and the Board, with input from Pearl Meyer, as well as from our Chief Executive Officer, Chief Operating Officer and Chief People Officer (except with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our NEOs with the goal of ensuring that our executive officers are properly incentivized and makes adjustments as it determines to be appropriate.
Taboola  23  2024 Proxy Statement

The Compensation Committee considers compensation data from our peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee will also consider other factors in determining compensation including those set forth below, and may pay above, at, or below compensation paid by members of the peer group:
•	The performance and experience of each NEO;
•	The scope and strategic impact of the NEO’s responsibilities;
•	Our past business performance and future expectations;
•	Our long-term goals and strategies;
•	The difficulty and cost of replacing high-performing leaders with in-demand skills; and
•	The relative compensation among our NEOs
The Compensation Committee works with members of our management team, as appropriate, in reviewing executive compensation. Typically, our Chief Executive Officer and management team assist the Compensation Committee by providing information on corporate and individual performance and its perspectives and recommendations on compensation matters. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other NEOs, but excluding his own. While the Compensation Committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one of many factors in making compensation decisions, and those decisions do not necessarily follow the Chief Executive Officer’s recommendations.
Role of the Compensation Consultant
The Compensation Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties. In 2023, the Compensation Committee continued to engage Pearl Meyer to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for 2024.
Pearl Meyer does not provide any services to us other than the services provided to the Compensation Committee. Our Compensation Committee has assessed the independence of Pearl Meyer taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the Nasdaq listing standards, and has concluded that no conflict of interest exists with respect to the work that Pearl Meyer performs for the Compensation Committee.
Peer Group Considerations
The Compensation Committee reviews market data of companies that we believe are comparable to us. With Pearl Meyer’s assistance, the Compensation Committee determined our peer group for 2023 based on several factors, including industry classification, company size based on revenue and market capitalization, and other qualitative and business-related factors. Each year, the Compensation Committee examines our compensation peer group to ensure that it continues to reflect these factors, and will make adjustments as it determines to be appropriate.
Our peer group for 2023 compensation decisions consisted of 15 companies within the adtech and broader technology sectors. The Compensation Committee believes this mix of companies best reflects the combined nature of our business. The Compensation Committee referred to compensation data from this peer group when making 2023 base salary, short-term incentive award and equity award decisions for our NEOs. The following is a list of the public companies that comprised our 2023 peer group that at the time of review had median revenues of approximately $557 million and a median enterprise value, in the case of public companies, of approximately $1.5 billion.
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2023 Peer Group
Wix.com Ltd.	New Relic, Inc.	Five9, Inc.	Zeta Global Holdings Corp.
Digital Turbine, Inc.	Perion Network Ltd.	QuinStreet, Inc.	Yext, Inc.
DoubleVerify Holdings, Inc.	Integral Ad Science Holding Corp.	Magnite, Inc.	Outbrain, Inc.
JFrog, Ltd.	Tremor International Ltd.	Pubmatic, Inc.
2024 Peer Group
In preparation for determining compensation in 2024, the Compensation Committee re-evaluated the 2023 peer group in consultation with Pearl Meyer. The Compensation Committee, among other considerations, evaluated the potential impacts of the Yahoo partnership and competition for employees. Following their review, the Compensation Committee determined that the following 17 companies constituted the appropriate peer group for executive compensation purposes in 2024.
Wix.com Ltd.	New Relic, Inc. (taken private in July 2023)	Five9, Inc.	Zeta Global Holdings Corp.
Digital Turbine, Inc.	Perion Network Ltd.	QuinStreet, Inc.	Yext, Inc.
DoubleVerify Holdings, Inc.	Integral Ad Science Holding Corp.	Magnite, Inc.	Outbrain, Inc.
JFrog, Ltd.	Tremor International Ltd.	Pubmatic, Inc.	Monday.com Ltd.
Fiverr International Ltd.
2023 Compensation
Base Salaries
We pay base salaries to our NEOs to compensate them for their services and provide regular income. The salaries typically reflect each NEO’s experience, leadership skills and scope of responsibilities, although competitive market conditions also play a role in setting salary levels. The salaries of our NEOs are reviewed on an annual basis by our Compensation Committee with input from our Chief Executive Officer (other than with respect to his own salary, which is reviewed and determined by the Compensation Committee and the Board) and in consultation with Pearl Meyer. Base salaries are adjusted, as deemed appropriate, to maintain competitive pay positioning, reflect changes in responsibilities and other factors. After conducting its annual review for 2023 base salaries, and considering among other things, peer group data and relative compensation for the other NEOs, the Compensation Committee and Board determined that there would be no base salary increase in 2023 for the NEOs. The table below shows the 2023 and 2022 annual base salaries of our NEOs set by the Compensation Committee.
Name	2023 Base Salary ($)	2022 Base Salary ($)	Increase YoY (%)
Adam Singolda	590,000	590,000	0
Stephen Walker	465,000	465,000	0
Eldad Maniv	461,800	461,800	0
Lior Golan	461,800	461,800	0
Kristy Sundjaja	360,000	360,000	0
Annual Short-Term Incentive Compensation
Our annual short-term cash incentive compensation plan offers a cash bonus opportunity, representing a significant portion of each NEO’s base cash compensation, for the achievement of fixed financial goals for the Company. A target annual bonus opportunity, expressed as a percentage of an NEO’s base salary rate at year-end, is established annually by the Committee. The table below shows the 2023 target annual cash bonus opportunities for each of the NEOs.
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Name	Target Bonus Opportunity (as % of Salary)(1)	Amount in Dollars ($)
Adam Singolda	93	550,000
Stephen Walker	65	302,000
Eldad Maniv	76	350,000
Lior Golan	76	350,000
Kristy Sundjaja	55	198,000
(1)	Percentages rounded to the nearest whole percent.
2023 Performance Measures
The annual short-term cash incentive compensation program pays out to participants based on levels of performance against financial metrics established by the Committee for each NEO. For 2023, bonus payouts were calculated as follows:
•	70% based on achievement of an Adjusted EBITDA performance metric; and
•	30% based on achievement of an ex-TAC Gross Profit performance metric.
The Committee determined that a plan focused on Adjusted EBITDA and ex-TAC Gross Profit was appropriate because it provides a reliable indicator of both our strategic growth and the strength of our overall financial results.
The following table details the bonus payout percentage associated with a corresponding performance level against the Adjusted EBITDA and ex-TAC Gross Profit targets for our NEOs. The payout percentage for performance is payable at the same percentage as the target achievement up to 100% of the target and interpolated between target and maximum as shown below, subject to a cap of 150%.
Performance Level	Adjusted EBITDA Performance % of Target	Adjusted EBITDA ($ in millions)	Payout (% of Target)
Below Threshold	<=60	<=57	0
Target	100	95	100
Maximum	120	114	150
Performance Level	Ex-TAC Performance % of Target	Ex-TAC ($ in millions)	Payout (% of Target)
Below Threshold	<=60	<=337.2	0
Target	100	562	100
Maximum	120	674.4	150
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The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2023 bonus program in light of these performance results.
				Adjusted EBITDA (70%)		Ex-TAC Gross Profit (30%)
NEO	2023 Base Salary Rate ($)	Target Bonus (%)	Target Bonus Amount ($)	2023 Target Achieved (%)	Payout (%)	2023 Target Achieved (%)	Payout (%)	Overall Payout (%)	2023 Bonus Payout ($)
Adam Singolda	590,000	93%	550,000	104%	110%	95%	88%	103%	568,700
Stephen Walker	465,000	65%	302,000	104%	110%	95%	88%	103%	312,268
Eldad Maniv	461,800	76%	350,000	104%	110%	95%	88%	103%	361,900
Lior Golan	461,800	76%	350,000	104%	110%	95%	88%	103%	361,900
Kristy Sundjaja	360,000	55%	198,000	104%	110%	95%	88%	103%	204,732
Long-Term Incentive Compensation
Our long-term incentive awards, established through our Share Incentive Plans, are intended to drive executives to deliver strong stock performance, align our executives’ compensation with long-term value creation, and to attract and retain highly-qualified executives. For 2023, all long-term equity incentive awards were made as Time-Based Restricted Share Units (RSUs) that vest in equal quarterly installments over a four-year period beginning in the first quarter following the grant date.
Total grant date values for annual equity awards granted in 2023 for each NEO are shown below:
Name	2023 Equity Grant Date Fair Value ($)
Adam Singolda	4,514,693(1)(2)
Stephen Walker	1,864,575(2)
Eldad Maniv	3,107,624(2)
Lior Golan	2,734,709(2)
Kristy Sundjaja	1,035,874(2)
(1)	Mr. Singolda’s 2023 RSU award was subject to shareholder approval. The approval was obtained on June 1, 2023, which date was used to calculate the grant date fair value.
(2)
These amounts represent the aggregate grant date fair value of the stock awards granted to the NEO computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Notes 2 and 15 of Notes to the Consolidated Financial Statements included in the 2023 Annual Report on Form 10-K. Reflects grant date fair value based on a ten-day trailing average of the Company’s Ordinary shares. The measurement period was February 14, 2023 through February 28, 2023.

Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy, which calibrates award levels between market median and 75th percentile.
These grant date fair values were translated into RSUs by taking the corresponding dollar amount and dividing it by the per share “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance.
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Other Compensation Guidelines, Policies & Programs
Executive Officer Share Ownership Guidelines
We believe executive share ownership is critical to aligning our executives’ interests with those of our shareholders. It also incentivizes our executives to meet our financial, strategic and operational management objectives. Therefore, in 2021, the Board adopted Executive Officer Share Ownership Guidelines (“Officer Guidelines”) for our CEO and our NEOs. Our CEO is expected to own Ordinary shares of the Company with an aggregate value of five times his or her annual base salary and all other executive officers are expected to own an aggregate value of three times his or her base salary. The CEO and other executive officers are expected to comply with the Officer Guidelines on the later of: (i) June 29, 2026, the fifth anniversary of the adoption of this Officer Guideline or (ii) their appointment as an executive officer. The following Ordinary shares qualify toward satisfaction of the Officer Guidelines:
•	shares held directly or indirectly by the executive officer including shares held in joint accounts;
•	shares held by a trust of which the executive officer is a trustee or a primary beneficiary; and
•	shares the receipt of which were deferred under any Company approved deferred compensation plan or arrangement for executive officers, so long as such shares are vested.
Unexercised options to purchase Ordinary shares of the Company do not count toward the Officer Guidelines. The level of ownership has been calculated as of March 27, 2024, the same date used for the Security Ownership of Certain Beneficial Owners and Management Table below, and by reference to the closing price of our Ordinary shares as reported by Nasdaq on that date. As of March 27, 2024, Mr. Singolda exceeded his Officer Guidelines of five times his base salary. Messrs. Golan and Walker exceeded their Officer Guidelines of three times their base salary. Mr. Maniv and Ms. Sundjaja are still subject to the phase-in period described above.
Clawback Policy
In accordance with Section 10D of the Exchange Act and the Nasdaq listing standards adopted in 2023 as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee and Board adopted a Clawback Policy (“Clawback Policy”), effective as of October 2, 2023. Under the Clawback Policy, which applies to the Company’s current and certain former Section 16 officers, the Company must recover erroneously awarded incentive-based compensation on a pre-tax basis, subject to very limited exceptions. Recovery is triggered by accounting restatements that correct errors that are material to previously issued financial statements, as well as restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period. The Clawback Policy does not provide for enforcement discretion by the Compensation Committee or the Board and requires recovery regardless of whether a covered person engaged in any misconduct or is at fault.
Insider Trading, Anti-Hedging and Pledging Policies
We have an Insider Trading Compliance Policy (“Insider Trading Policy”) that requires our senior executive officers, including our NEOs, to pre-clear transactions in our securities with the Company’s Trade Clearance Committee, which consists of members of our legal department. Trading is permitted only during specified quarterly Company open trading periods. Our NEOs may enter into a trading plan in accordance with Rule 10b5-1. These trading plans may be entered into only during an open trading period, must be approved by the Company’s legal department, and must comply with the SEC mandated “cooling off” period prior to commencement of trading under the plan. An executive bears the full responsibility if he or she violates the Insider Trading Policy by permitting shares to be bought or sold without pre-clearance or when trading is restricted.
In addition, the Insider Trading Policy prohibits our directors, officers, employees and certain other persons from (i) purchasing financial instruments that are designed to hedge or offset any decrease in the market value of our Ordinary shares, or (ii) engaging in hedging transactions to offset any decrease in the market value of our Ordinary shares. Our Insider Trading Policy also prohibits our directors, executive officers and employees from pledging our Ordinary shares as collateral for margin loans.
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Accounting for Stock-Based Compensation
Under ASC 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of our shareholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
Risk Analysis of our Compensation Practices
Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engaged Pearl Meyer to independently review our executive compensation program to determine whether it encourages excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our NEOs to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Taboola  29  2024 Proxy Statement

Additional Executive Compensation Information
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the Compensation Committee:
Erez Shachar (Chair)
Zvi Limon
Nechemia J. Peres
Compensation Committee Interlocks and Insider Participation
During 2023, Messrs. Shachar, Limon and Peres served as members of the Compensation Committee. No member of our Compensation Committee served as an executive officer or employee of Taboola since we became a public company. None of our executive officers currently serve, or have served during 2023, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
2023 Summary Compensation Table
The following table provides information regarding the compensation of our NEOs during the years shown.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)	Total ($)
Adam Singolda; Founder and CEO(4)	2023	590,000	—	4,514,693(5)	—	968,700(6)	91,714(7)	6,165,107
	2022	590,000	—	—	—	153,450	58,961	802,411
	2021	590,000	—	11,138,525	5,674,019	825,000	29,847	18,257,391
Stephen Walker; CFO	2023	465,000	—	1,864,575	—	712,268(6)	223(8)	3,042,066
	2022	465,000	—	2,800,001	—	84,258	144	3,349,403
	2021	426,100	—	—	1,018,077	635,665	144	2,079,986
Eldad Maniv; President and COO	2023	404,462	—	3,107,624	—	761,900(6)	—	4,273,986
	2022	442,550	—	—	—	97,650	—	540,200
	2021	517,944	500,000	11,799,650	5,977,728	525,000	—	19,320,322
Lior Golan; CTO	2023	404,462	—	2,734,709	—	361,900	—	3,501,071
	2022	442,550	—	—	—	97,650	—	540,200
	2021	517,944	500,000	—	17,781,055	525,000	—	19,323,999
Kristy Sundjaja; CPO	2023	360,000	—	1,035,874	—	204,732	8,414(9)	1,609,020
	2022	360,000	—	1,800,002	—	55,242	8,544	2,223,788
	2021	326,100	—	324,423	814,458	250,500	9,966	1,725,447
(1)
The salaries reported for Messrs. Maniv and Golan were paid in New Israeli Shekels and converted to U.S. dollars. For 2023, 2022 and 2021 we used exchange rates of New Israeli Shekels of 3.69, 3.36 and 3.23 to $1.00, respectively. These exchange rates are the average exchange rate for each year based on the foreign exchange rates published by the Bank of Israel adjusted to reflect the accounting treatment for the Company’s foreign currency denominated transactions.

Taboola  30  2024 Proxy Statement

(2)
These amounts represent the aggregate grant date fair value of the stock awards and option awards granted to the NEO during the applicable fiscal year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures in accordance with SEC rules. The methods and assumptions that we used to calculate these amounts are discussed in Note 2 of Notes to the Consolidated Financial Statements included in the 2023 Annual Report on Form 10-K.

(3)
Short-term performance-based cash incentive amounts earned by the NEOs for service during the year which amounts were paid subsequent to that year based upon performance during that year. For further detail, see page 25 of this proxy statement.

(4)
Includes all other compensation of $16,531 in 2023 and an estimated $11,000 and $5,000 in 2022 and 2021, respectively, for ground transportation expenses as to which Mr. Singolda received personal benefits.

(5)	Mr. Singolda received a conditional RSU grant subject to shareholder approval. Shareholder approval was obtained on June 1, 2023, which date was used to calculate the grant date fair value.
(6)
Includes an award granted in November 2022 of $400,000 that was contingent on the closing of the Yahoo partnership. The closing bonus was paid in January 2023 following the closing. Mr. Singolda’s closing bonus was contingent on shareholder approval which was obtained in June 2023.

(7)	Includes $42,500 for tax advisory services, $32,443 in related tax-gross ups and $240 company contribution to life insurance premium.
(8)	Company contribution to life insurance premium.
(9)	Includes 401(k) plan matching contributions and company contribution to life insurance premium.
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Grants of Plan-Based Awards
The following table provides NEO 2023 grant information regarding equity awards (restricted share units, or RSUs) and two types of non-equity incentive plan awards: short-term performance-based cash awards (or STI) and long-term performance-based cash awards (or LTI).
Name	Grant Date	Estimated Future payouts under Non-equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)(1)	Grant date fair value of stock and option awards(2)
		Threshold ($)	Target ($)	Maximum ($)
Adam Singolda
STI(3)	2/21/2023	14,000	550,000	825,000
RSU	2/28/2023(4)				1,535,610	4,514,693
LTI(5)	6/1/2023	2,100,000	2,800,000	4,200,000
Stephen Walker
STI(3)	2/21/2023	8,000	302,000	453,000
RSU	2/28/2023				595,711	1,864,575
LTI(5)	6/1/2023	1,425,000	1,900,000	2,850,000
Eldad Maniv
STI(3)	2/21/2023	9,000	350,000	525,000
RSU	2/28/2023				992,851	3,107,624
LTI(5)	6/1/2023	1,537,500	2,050,000	3,075,000
Lior Golan
STI(3)	2/21/2023	9,000	350,000	525,000
RSU	2/28/2023				873,709	2,734,709
LTI(5)	6/1/2023	600,000	800,000	1,200,000
Kristy Sundjaja
STI(3)	2/21/2023	5,000	198,000	297,000
RSU	6/1/2023				330,950	1,035,874
(1)	Reflects time-based RSUs that vest in equal quarterly installments over a four-year period. RSUs are payable in the Company's Ordinary shares.
(2)
Reflects the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the awards reported, see Notes 2 and 15 to the Company’s consolidated financial statements in the Company’s 2023 Annual Report.

(3)
NEOs can earn short-term performance-based cash incentive awards between 0% and 150% of target based on Adjusted EBITDA and ex-TAC performance relative to targets pre-established by the Compensation Committee. The performance period is January 1, 2023 through December 31, 2023.

(4)
On this date, Mr. Singolda received a conditional RSU grant subject to shareholder approval. Shareholder approval was obtained on June 1, 2023, which date was used to calculate the grant date fair value.

(5)
Reflects the grant of long-term performance-based cash awards contingent upon achieving a full-year 2024 target for the Company’s adjusted free cash flow per share which was subject to shareholder approval. Shareholder approval was obtained on June 1, 2023. See “Compensation Discussion and Analysis - 2023 Compensation Highlights” for more details.

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Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding outstanding options and awards held by our NEOs as of December 31, 2023.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Adam Singolda	3/15/2021(2)	628,785	808,444	8.21	3/15/2031	—	—
	3/15/2021(3)	—	—	—	—	808,444	3,500,563
	2/28/2023(3)(4)	—	—	—	—	1,247,684	5,402,472
Stephen Walker	6/14/2016(5)	270,070	—	2.63	6/14/2026	—	—
	8/27/2018(5)	256,567	—	2.63	8/27/2028	—	—
	9/17/2020(2)	236,311	33,759	2.63	9/17/2030	—	—
	9/17/2020(3)	—	—	—	—	33,759	146,176
	3/15/2021(2)	166,561	99,939	8.21	3/15/2031	—	0
	2/24/2022(3)	—	—	—	—	241,565	1,045,976
	2/28/2023(3)	—	—	—	—	484,016	2,095,789
Eldad Maniv	4/11/2021(2)	628,785	808,444	8.21	4/11/2031	—	—
	6/24/2021(3)		—	—	—	808,444	3,500,563
	2/28/2023(3)	—	—	—	—	806,692	3,492,976
Lior Golan	3/20/2014(5)	394,719	—	0.91	3/19/2024	—	—
	10/25/2020(5)	5,157,324	—	(6)	10/25/2030	—	—
	6/24/2021(2)	628,785	808,444	8.21	6/24/2031	—	—
	6/24/2021(2)	628,785	808,444	(6)	6/24/2031	—	—
	2/28/2023(3)	—	—	—	—	709,889	3,073,819
Kristy Sundjaja	11/12/2019(5)	202,553	—	2.63	11/12/2029	—	—
	3/15/2021(2)	133,248	79,951	8.21	3/15/2031	—	—
	2/24/2022(3)	—	—	—	—	155,292	672,414
	2/28/2023(3)	—	—	—	—	268,897	1,164,324
(1)
Reflects the market value of the shares underlying RSUs as of December 31, 2023, based on the closing price of our Ordinary shares, as reported on Nasdaq, of $4.33 per share on December 29, 2023, the last trading day of 2023.

(2)	Reflects share options which vest in equal quarterly installments over a four-year period from the grant date, subject to continued service with the Company.
(3)	Reflects RSUs which vest in equal quarterly installments over a four-year period from the grant date, subject to continued service with the Company.
(4)
On this date, Mr. Singolda received a conditional RSU grant subject to shareholder approval. Shareholder approval was obtained on June 1, 2023, which date was used to calculate the grant date fair value.

(5)	Reflects share options granted on the dates shown which are now fully vested and immediately exercisable.
(6)	The reported share options did not include an exercise price at time of grant.
Taboola  33  2024 Proxy Statement

Option Exercises and Stock Vested
The following table provides information on option exercises and awards that vested for the NEOs in 2023.
	Option Awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized upon exercise(1)	Number of shares acquired on vestings (#)	Value realized on vesting(2)
Adam Singolda	928,706	2,163,049	1,884,447	6,037,487
Stephen Walker	—	—	286,574	1,007,914
Eldad Maniv	270,070	688,435	545,465(3)	1,792,973
Lior Golan	533,987	1,518,914	163,820	566,817
Kristy Sundjaja	—	—	192,176	671,676
(1)
The aggregate value realized is calculated by multiplying (i) the number of Ordinary shares acquired upon exercise by (ii) the difference between the closing price of our Ordinary shares on the date of exercise, as reported by Nasdaq, and the applicable exercise price of the option, and does not represent actual amounts received by our NEOs as a result of the option exercises.

(2)
The aggregate value realized is calculated by multiplying (i) the number of Ordinary shares acquired upon vesting of RSUs by (ii) the closing price of our Ordinary shares on the preceding trading day as reported by Nasdaq.

(3)
Includes 186,159 vested RSUs that will not convert to Ordinary shares until the satisfaction of an additional time-based settlement condition to occur on or after two years and one day following the date of grant. The settlement is not conditioned on Mr. Maniv’s provision of service on the settlement date.

Severance and Potential Payments Upon Change in Control
We have entered into employment arrangements with each of our NEOs that provide for the basic terms of their employment, including base salary, annual incentive opportunity and equity grants. Certain NEOs, as discussed below, are also eligible to receive certain severance and change of control benefits. Each of our NEOs, other than Mr. Singolda, is employed at will.
Adam Singolda
Upon termination of his employment, Mr. Singolda is entitled to a 12-month notice period (“12-Month Notice Period”). During the 12-Month Notice Period, Mr. Singolda will be entitled to all rights and benefits pursuant to his employment arrangement, including any entitlements for bonus payments, until the effective date of termination. Mr. Singolda may elect to continue to perform his duties during the Notice Period as set forth in his employment arrangement or refrain from performing his duties and remain absent from the premises of the Company during the 12-Month Notice Period in which case Mr. Singolda’s salary will be paid as a lump sum within 15 days from the date notice of termination of employment is provided. In the event of a termination, Mr. Singolda would be entitled to $1,382,903 in salary, benefits and cash bonus payment. This assumes a cash bonus payment at Mr. Singolda’s target level for 2023.
Stephen Walker
If Mr. Walker’s employment is terminated without cause, or if he resigns on account of good reason, as defined in his RSU Award agreement dated September 17, 2020 (“RSU Agreement”), in each case within 12 months following a covered transaction, Mr. Walker will be entitled to an acceleration of vesting for the equity granted pursuant to the RSU Agreement. Based on Taboola’s Ordinary share closing price on December 29, 2023 of $4.33, Mr. Walker would be entitled to receive Taboola Ordinary shares with a value of $146,176.
Eldad Maniv
Upon termination of his employment, Mr. Maniv will be entitled to a 90-day notice period (“90-Day Notice Period”). During the 90-Day Notice Period, Mr. Maniv will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Maniv may continue to perform his duties during the 90-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 90-Day Notice Period. In the event of a termination, Mr. Maniv would be entitled to $400,303 in salary and benefits.
Taboola  34  2024 Proxy Statement

Lior Golan
Upon termination of his employment, Mr. Golan will be entitled to a 30-day notice period (“30-Day Notice Period”). During the 30-Day Notice Period, Mr. Golan will be entitled to all rights and benefits pursuant to his employment agreement, including all components defined as additional benefits as defined in his employment agreement, until the effective date of termination. At the option of the Company, Mr. Golan may continue to perform his duties during the 30-Day Notice Period as set forth in his employment agreement or remain absent from the premises of the Company during the 30-Day Notice Period. In the event of a termination, Mr. Golan would be entitled to $302,727 in salary and benefits.
CEO Pay Ratio
Under the applicable SEC rules, the Company is providing the following information for fiscal year 2023:
•	The annual total compensation of the median employee, excluding the CEO, was $139,506;
•	The annual total compensation of the CEO: $6,165,107; and
•	The ratio of CEO total compensation to median employee total compensation: 44 to 1.
SEC rules permit companies to use the same median employee for up to three years as long as there has been no change to the employee population or employee compensation arrangements that a company believes would result in a significant change to our pay ratio disclosure. Although there were no changes to our employee population or employee compensation arrangements that would have a material impact on our CEO pay ratio, we identified a new median employee because the employee used in 2022 is no longer an employee of the Company. The newly identified median employee is similarly situated to the 2022 median employee.
In order to determine the median employee, the Company examined annual cash compensation (base salary, short-term incentive awards and commissions) plus the fair market value of equity granted in the 2023 calendar year for all employees, excluding our CEO, employed as of October 31, 2023, (the “Determination Date”). On the Determination Date, our employee population consisted of approximately 1,800 individuals, of which approximately 400 employees were located in the United States and approximately 1,400 were located in non-US jurisdictions. This population consisted of our full-time, part-time, and temporary employees.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2023 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.
We believe our CEO pay ratio presented above is a reasonable good faith estimate calculated in a manner consistent with the SEC’s CEO pay ratio rules and methods for disclosure. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our CEO pay ratio may not be comparable to the CEO pay ratio reported by other companies.
Pay versus Performance
SEC rules require us to provide the following information regarding the relationship between executive compensation actually paid and our financial performance for Adam Singolda, our Chief Executive Officer, and for the remaining NEOs collectively, for the years listed below. For purposes of this disclosure, Mr. Singolda is referred to as our “PEO” (principal executive officer) and our remaining NEOs collectively are referred to as the “Non-PEO NEOs.”
Generally, under the rules “CAP” (compensation actually paid) is calculated by starting with the Summary Compensation Table total values and making the following adjustments: (1) deducting the grant date value of equity granted during the year, (2) deducting the change in pension value for the year (if any), (3) adding the year-end fair value of unvested equity awards granted during the year, (4) adding, for awards granted in prior years that are outstanding and unvested at the end of the year, the difference between the year-end fair value and the immediately prior year-end fair value, (5) adding, for awards granted in prior years that vested during the year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value, and (6) adding the pension service cost for that year (if any).
Taboola  35  2024 Proxy Statement

					Year-end value of $100 invested on 06/30/21 in:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(a)(b)	Average Summary Compensation Table Total for Non-PEO NEOs(c)	Average Compensation Actually Paid to Non-PEO NEOs(a)(b)(c)	TBLA	S&P SmallCap 600 Communication Services	Net Income (Loss) (in millions)	Adjusted EBITDA(d) (in millions) $
2023	$6,165,107	$9,571,202	$3,106,536	$4,682,659	$41.84	$69.11	($82.04)	$98.68
2022	$802,411	($10,628,082)	$1,663,398	($5,030,231)	$29.76	$62.86	($11.98)	$156.68
2021	$18,257,391	$19,034,854	$10,612,439	$10,613,871	$75.17	$95.91	($24.95)	$179.46
(a)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:
PEO – Reconciliation of SCT Total to CAP Total(1)
Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value of Equity Calculated Using SEC Methodology		CAP Total
2023	$6,165,107	-	$4,514,693	+	$7,920,788	=	$9,571,202
2022	$802,411	-	$0	+	$(11,430,493)	=	$(10,628,082)
2021	$18,257,391	-	$16,812,544	+	$17,590,007	=	$19,034,854
(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for the applicable year.
Non-PEO NEOs (Average) – Reconciliation of SCT Total to CAP Total(1)
Year	SCT Total		Grant Date Fair Value of Awards Granted During Year(2)		Fair Value of Equity Calculated Using SEC Methodology		CAP Total
2023	$3,106,536	-	$2,185,696	+	$3,761,819	=	$4,682,659
2022	$1,663,398	-	$1,150,001	+	$(5,543,628)	=	$(5,030,231)
2021	$10,612,439	-	$9,428,848	+	$9,430,281	=	$10,613,871
(1)
The CAP totals represent the SCT totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding and unvested, vested or forfeited during the applicable year.

(2)	Represents the average total of the amounts reported in the Stock Awards and Option Awards columns of the SCT for these NEOs for the applicable year.
(b)	The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:
-	Expected life of each stock option is based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest/FYE date.
-	Strike price is based on each grant date closing price and share price is based on each vest/FYE closing price.
-	Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/FYE date.
-
Due to the limited trading history of our Ordinary shares, the expected volatility was derived from the average historical share volatilities based on peer group public companies over a period equivalent to the options expected terms.

(c)	Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2023: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja
2022: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja
Taboola  36  2024 Proxy Statement

2021: Stephen Walker, Eldad Maniv, Lior Golan and Kristy Sundjaja
(d)	See “Non-GAAP Financial Measures” beginning on page 64 of the 2023 Annual Report on Form 10-K for reconciliation to the comparable GAAP measure.
Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance
As required, we disclose below the most important measures used by the Company to link compensation actually paid to our NEOs for 2023 to Company performance. For further information regarding these performance metrics, please see “Executive Compensation — Compensation Discussion and Analysis.”
Adjusted EBITDA	Ex-TAC Gross Profit
Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The first graph below illustrates the relationship between Company total shareholder return and that of the S&P SmallCap 600 Communication Services Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Taboola  37  2024 Proxy Statement

Taboola  38  2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our Ordinary shares by:
•	each person or entity who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting Ordinary shares;
•	each of our current executive officers and directors; and
•	all current executive officers and directors as a group.
The beneficial ownership of Ordinary shares of the Company is based on 295,072,440 Ordinary shares issued and outstanding as of March 27, 2024.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the individual or entity possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days of March 27, 2024.
Name and Address of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Five Percent Holders:
College Top Holdings, Inc.(1)	39,525,691	13.4%
Evergreen(2)	23,073,823	7.8%
Dan Tocatly(3)	20,486,128	6.9%
Wellington Management Group LLP(4)	15,767,681	5.3%
Executive Officers and Directors
Adam Singolda(5)	11,876,848	4.0%
Eldad Maniv(6)	8,081,031	2.7%
Lior Golan(7)	8,980,457	3.0%
Stephen Walker*	*	*
Kristy Sundjaja*	*	*
Zvi Limon*	*	*
Erez Shachar(8)	23,163,251	7.8%
Nechemia J. Peres(9)	6,464,865	2.2%
Gilad Shany*	*	*
Richard Scanlon*	*	*
Deirdre Bigley*	*	*
Lynda Clarizio*	*	*
Monica Mijaleski*	*	*
All Executive Officers and Directors as a Group	66,155,919	22.4%
*	Less than 1%.
Taboola  39  2024 Proxy Statement

(1)
Number of shares beneficially owned is based solely on a Schedule 13D filed with the SEC on January 20, 2023. College Top Holdings, Inc. (“College Holdings”) holds the Ordinary shares on behalf of Yahoo, Inc (“Yahoo”), its indirect wholly owned subsidiary. College Parent L.P. (“Parent”) is the sole shareholder of College Holdings. College Parent Holdings GP, LLC (“Parent GP”) serves as the general partner of Parent. AP IX College Holdings, L.P. (“AP IX College”) is the sole member of College GP. AP IX College Holdings GP, LLC (“AP IX College GP”) is the general partner of AP IX College. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX College GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP.”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo L.P. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. The managers and executive officers of Management Holdings GP are Marc Rowan, Scott Kleinman, and James Zelter. The principal occupation of each of Messrs. Rowan, Kleinman, and Zelter is to act as executive officer, manager and director of Management Holdings GP and other related investment managers and advisors. Each of Messrs. Rowan, Kleinman, Zelter and the entities listed above, other than College Holdings, disclaims beneficial ownership of the Ordinary shares reported as beneficially owned by the Reporting Persons. The address for Parent GP and AP IX College GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal office of College Holdings and Parent is 770 Broadway, 9th Floor, NY, New York 10003. The address of the principal office of Yahoo is 770 Broadway 4th Floor, New York, NY 10003. The address of the principal office of AP IX College, Management IX, AIF IX LLC, Apollo LP, Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

(2)
Number of shares beneficially owned is based on a Schedule 13G filed with the SEC on February 15, 2022 and information made available to the Company by the shareholder. Consists of 20,730,847 Ordinary shares held by Evergreen V, L.P and 2,330,765 Ordinary shares held by Evergreen VA, L.P (the “Evergreen Entities”). In addition, consists of 12,211 Ordinary shares by Evergreen 5 G.P. Ltd., which is the General Partner of the General Partner of the Evergreen Entities. Erez Shachar, Boaz Dinte, Amichai Hammer, Adi Gan and Ronit Bendori are the principals of Evergreen Venture Partners Ltd., the sole shareholder of Evergreen 5 GP Ltd., and hold the voting and dispositive power for the Evergreen Entities. Investment and voting decisions with respect to the shares held by the Evergreen Entities are made by the principals of Evergreen Venture Partners Ltd. The address for Evergreen V, L.P and Evergreen VA, L.P. is Museum Building, 7th Floor; 4 Berkovich St.; Tel Aviv 6133002, Israel.

(3)
Number of shares beneficially owned is based solely on a Schedule 13G/A filed with the SEC on January 24, 2024. Consists of 16,229,011 Ordinary shares held by Shaka Trust, in which Dan Tocatly is the grantor and ultimate beneficial owner and 4,257,117 Ordinary shares held by Dan Tocatly. The address for Shaka Trust and Dan Tocatly is 47 David Hamelech Blvd., Tel Aviv, 6423715, Israel.

(4)
Number of shares beneficially owned is based solely on a Schedule 13G filed with the SEC on February 8, 2024. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 12,885,077 Ordinary shares, shared dispositive power over all 15,767,681 Ordinary shares, and sole voting and dispositive powers over none of the shares. The Ordinary shares beneficially owned by Wellington Management Group LLP, as parent holding company of certain holding companies and investment advisers (the “Wellington Investment Advisers”), are owned of record by clients of such Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The principal business office of Wellington Management Group LLP and each of the affiliated funds listed above is c/o Wellington Management Company LLP, 280 Congress Street Boston, MA 02210.

(5)
Consists of 10,795,668 Ordinary shares and 1,081,180 Ordinary shares underlying vested and settled restricted stock units or options to acquire Ordinary shares exercisable within 60 days of March 27, 2024.

(6)
Consists of 7,182,762 Ordinary shares and 898,269 Ordinary shares underlying vested and settled restricted stock units or options to acquire Ordinary shares exercisable within 60 days of March 27, 2024.

(7)	Consists of 2,107,507 Ordinary shares and 6,872,950 Ordinary shares underlying vested restricted stock units or options to acquire Ordinary shares exercisable within 60 days of March 27, 2024.
(8)
Erez Shachar is a Managing Partner of Evergreen Venture Partners and may be deemed to share voting and dispositive power of the shares held by the Evergreen Entities and Evergreen 5 GP Ltd. described above. Mr. Shachar otherwise disclaims beneficial ownership over the shares beneficially owned by the Evergreen Entities described above. Reported shares include 77,217 Ordinary shares held by Mr. Shachar.

(9)
Number of shares beneficially owned is based on a Schedule 13G filed with the SEC on February 14, 2022 and information made available to the Company by the shareholder. Consists of 6,387,648 Ordinary shares held by Pitango V.C. Fund VI L.P. (the “Pitango Entities”). Pitango V.C. Fund VI, L.P. is the General Partner of the Pitango Entities and Pitango GP Capital Holdings Ltd. is the General Partner of the General Partner of the Pitango Entities. Messrs. Zeev Binman, Aaron Mankovski, Isaac Hillel, Nechemia (Chemi) Peres and Rami Kalish are the managing partners of Pitango GP Capital Holdings Ltd. and hold the voting and dispositive power for the Pitango Entities. Investment and voting decisions with respect to the shares held by the Pitango Entities are made by the managing partners of Pitango GP Capital Holdings Ltd. 5,541,515 of Ordinary shares held by Pitango Venture Capital Fund VI, L.P. 713,899 Ordinary shares held by Pitango Venture Capital Fund VIA, L.P and 132,234 Ordinary shares held by Pitango Venture Capital Principals Fund VI L.P. The address for Pitango Venture Capital Fund VI L.P, Pitango Venture Capital Fund VIA, L.P and Pitango Venture Capital Principals Fund VI L.P is 11 HaMenofim St. Bldg. B Herzliya 4672562, Israel. Nechemia J. Peres as managing partner and co-founder of Pitango Venture Capital may be deemed to share voting and dispositive power of the shares held by the Pitango entities. Mr. Peres otherwise disclaims beneficial ownership over the shares beneficially owned by the Pitango entities. Reported shares include 77,217 Ordinary shares held by Mr. Peres.

Taboola  40  2024 Proxy Statement

Proposal 2:
Approval of Advisory Proposal on Executive Compensation
The advisory proposal is provided in accordance with Section 14A of the Exchange Act, and is non-binding. The outcome of this advisory proposal does not overrule any decision by, create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for Taboola or the Board (or any of its committees). Though the vote is non-binding, the Compensation Committee will take into account the outcome of the vote on this advisory proposal when considering future executive compensation arrangements. More information about executive compensation at Taboola, including detail on the Compensation Committee’s process for determining executive pay, is described under the heading “Executive Compensation — Compensation Discussion and Analysis.”
Proposal
It is proposed that the following resolutions be adopted at the Meeting:
RESOLVED, that the compensation of Taboola’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved on an advisory basis.
The Board of Directors unanimously recommends that you vote FOR this proposal.
Taboola  41  2024 Proxy Statement

Proposal 3:
Approval of an Increase to Non-Employee Director Compensation and Approval and Ratification of Certain Director Expenses
Background
At the Annual Meeting, to comply with the Companies Law, shareholders will be asked to vote on Proposal 3 which includes two elements: (i) approve an increase to certain components of existing non-employee director compensation and (ii) provide certain additional benefits for directors, including employee director(s), and to ratify certain previously provided benefits, in each case as described in more detail below.
Current Compensation of Non-Employee Directors
Currently, in accordance with prior shareholder approval, each of the Company’s non-employee directors receives the following annual cash compensation: (i) a Board retainer of $35,000 (except the chairperson, who receives $110,000); (ii) $10,000 for service on the Audit Committee (except the chairperson, who receives $20,000); (iii) $7,500 for service on the Compensation Committee (except the chairperson, who receives $15,000); and (iv) $3,000 for service on the Nominating and Governance Committee or any other Board committee (except the chairperson, who receives $7,500). Annual compensation is paid in quarterly installments.
In addition, upon initial election or appointment, non-employee directors are granted an RSU award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual RSU award at a value of $180,000, which will vest over a period of one year.
Proposed Increase to Non-Employee Director Compensation
The Company is seeking shareholder approval to increase certain components of non-employee director compensation to further the objective of assembling and maintaining a high-performing Board to best guide the Company in achieving its strategic and operational goals, and promoting long-term shareholder value.
In evaluating non-employee director compensation, the Compensation Committee and Board, in consultation with Pearl Meyer, analyzed the Company’s peer group used for executive compensation as outlined in this proxy statement on page 25. The analysis examined total Board compensation, including cash and equity, to non-employee Directors for their Board and committee service and compared current compensation levels to the peer group market median. Based on the analysis, the Compensation Committee and Board believe the proposed increase to non-employee director compensation further aligns with the Company’s peer group and is in the best interest of our shareholders and the Company. The proposed terms are consistent with our Compensation Policy which allows us to offer our non-employee directors annual total compensation (either in the form of cash or equity grants) of up to $750,000. Other than described below, or included elsewhere in this proxy statement, there are no additional proposed changes to non-employee director compensation.
Role	Current ($)	Proposed ($)
Board Chair	110,000	140,000
Annual RSU Award	180,000	190,000
Board Annual Cash Retainer (other than Board Chair)	35,000	40,000
Nominating and Governance Committee Chair or any newly created future Committee Chair (excludes Audit or Compensation Committee)	7,500	8,000
Nominating and Governance Committee Member or Member of any newly created Committee (excludes Audit or Compensation Committee)	3,000	4,000
Taboola  42  2024 Proxy Statement

Proposed Additional Benefits to Directors
As part of the same proposal, the Company is also seeking the ability to offer benefits, in addition to the benefits covered by Company policies, to members of the Board, including employee directors (“Additional Benefits”). The Additional Benefits shall be (i) comparable to customary market practices; (ii) in connection with the performance of their duties; and (iii) as it relates to employee director(s) as determined by the Board in a particular instance. The Additional Benefits shall include, but not be limited to: ground transportation, safety, security and protection measures (including at household premises and for family members), cellular and landline phone benefits, company car and travel benefits, business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies).
The Additional Benefits will be determined in accordance with Company procedures and shall not exceed $150,000 per annum in the aggregate for the full Board (before tax gross up). The Board will determine from time to time whether one or more of its members shall receive such Additional Benefits.
As part of the proposal, the Company also seeks shareholder ratification of its payments on behalf of the employee director in connection with use of ground transportation from 2021 through 2023 with total cost of approximately $33,000.
The Compensation Committee and Board believe the proposed Additional Benefits, which are aligned with our Compensation Policy, are in the best interest of our shareholders and the Company and are consistent with comparable market practices.
Israeli Companies Law Requirements
Under the Companies Law, any transaction between the Company, as a public company, and its directors with respect to terms of compensation must be approved by the: (i) compensation committee; (ii) board of directors; and (iii) the general meeting of shareholders, by a majority of the voting power of the shares present in person or represented by proxy at the meeting of shareholders entitled to vote and voting on the matter, if such terms are aligned with the terms of the Company’s compensation policy. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
In March 2024, both the Compensation Committee and the Board duly approved the proposed compensation terms, as presented under this Proposal 3, in compliance with Company’s procedures and applicable law.
The proposed amendments under this Proposal 3 will not, and do not intend to, affect any other benefits granted to the Company’s directors, unless otherwise stated in this proxy statement.
The Board of Directors unanimously recommends that you vote FOR this proposal.
The shareholder vote on this matter is binding under Israeli law and not advisory, unlike our “say-on-pay” proposal, which is advisory.
Proposal
It is proposed that the following resolution be adopted at the Annual Meeting:
RESOLVED, to approve the increase to non-employee director compensation, the Additional Benefits to the Board and ratification of the payments on behalf of the employee director in connection with use of ground transportation, as detailed in the proxy statement for this Annual Meeting.
Taboola  43  2024 Proxy Statement

Audit Committee Matters
Audit Committee Pre-Approval Policies and Procedures
Taboola’s Audit Committee has established pre-approval policies and procedures applicable to all services provided by Taboola’s independent registered public accounting firm, pursuant to which the Committee reviewed for approval each particular service expected to be provided. In connection with that review, the Audit Committee is provided with detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals could include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Pre-approval is also required for substantive changes in terms, conditions and fee arrangements resulting from changes in the scope, structure or other items. The pre-approvals include services in categories of audit services, audit related services, tax services and other services permissible under the SEC’s auditor independence rules. The services shown in the table below were approved by the Audit Committee in accordance with these pre-approval policies and procedures.
Audit and Non-Audit Fees
Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, or EY, was Taboola’s independent registered public accounting firm for each of the fiscal years ended December 31, 2023 and December 31, 2022. Fees incurred by Taboola and its subsidiaries for professional services rendered by EY with respect to 2023 and 2022 were as follows:
Description	2023 (in thousands)	2022 (in thousands)
Audit Fees	3,000	3,000
Audit Related Fees	244	245
Tax Fees	523	743
All Other Fees	50	42
Total	3,817	4,030
Audit Fees
Audit fees for the years ended December 31, 2023 and 2022 include fees for the audit of our annual consolidated financial statements and review work. This category also includes services that the independent accountant generally provides, such as consents and assistance with and review of documents filed with the SEC.
Audit Related Fees
Audit related fees for the years ended December 31, 2023 and 2022 relate to assurance and associated services that traditionally are performed by the independent auditor, which include due diligence investigations and audit services related to other statutory or regulatory filings.
Tax Fees
Tax fees for the years ended December 31, 2023 and 2022 were related to ongoing tax advisory, tax compliance and tax planning services.
All Other Fees
All other fees in the years ended December 31, 2023 and 2022 related to services in connection with non-audit work.
Taboola  44  2024 Proxy Statement

Report of the Audit Committee
The following is the report of the Audit Committee of our Board. The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2023 with our management. In addition, the Audit Committee has discussed with Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board, or PCAOB, including PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP as required by the applicable requirements of the PCAOB and the SEC regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023.
Respectfully submitted by the members of the Audit Committee:
Richard Scanlon (Chair)
Deirdre Bigley
Zvi Limon
Gilad Shany
Taboola  45  2024 Proxy Statement

Proposal 4:
Re-Appointment of Independent Auditors
The Board recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. Our Audit Committee and Board have approved the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global (“EY”), as Taboola’s independent registered public accounting firm for the year ending December 31, 2024, subject to the approval of our shareholders. EY has acted as our independent auditor since 2014. We have been advised by EY that it is a registered public accounting firm with the PCAOB and that it complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. For information on EY audit and audit related fees, see “Audit Committee Matters – Audit and Non-Audit Fees.”
We expect that representatives of EY will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.
The text of the proposal presented for your approval is as follows:
RESOLVED, to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2024 and until the next annual general meeting of shareholders.
Committee Responsibilities and Duties
The Audit Committee has direct responsibility for the oversight of the work of our independent registered public accounting firm, including the sole authority for the establishment of pre-approval policies and procedures for all audit and non-audit engagements. The Committee also oversees the integrity of our financial statements and reports and the qualifications, performance and independence of Taboola’s independent registered public accounting firm. For more information, see the description in this Proxy Statement of the Audit Committee under the heading “Committees of the Board of Directors.”
Committee Considerations and Audit Firm Assessment
In connection with the annual appointment of EY, the Audit Committee undertook a comprehensive assessment and review of EY, and considered among other factors:
•	Whether the retention of EY is in the best interests of Taboola and its shareholders;
•	EY’s technical expertise, geographical footprint, knowledge level and quality of service;
•	The recent performance of EY and the lead audit partner, including quality of communication, competence and responsiveness;
•	The independence of EY;
•	Known legal risks and significant proceedings involving EY; and
•	The fees incurred by Taboola for the services rendered.
In accordance with SEC rules and EY policies, the lead audit partner must be rotated at least every five years. The Committee and the Committee Chair are involved in the selection of the lead audit partner by vetting potential candidates, analyzing candidate qualifications and conducting interviews. The Committee is also consulted regarding the final selection of the lead audit partner.
The Board of Directors unanimously recommends that you vote FOR this proposal.
Taboola  46  2024 Proxy Statement

General Information About the Annual Meeting
Questions and Answers About Voting
Why am I receiving these materials?
Taboola’s Board is soliciting your vote by proxy at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting your shares.
Can I access Taboola’s proxy materials and annual report electronically?
This proxy statement and our Annual Report on Form 10-K, including our audited consolidated financial statements for the year ended December 31, 2023, are available to our shareholders on the investor relations portion of our website at www.investors.taboola.com.
What is the record date for the meeting?
Our Board has fixed the record date for the Annual Meeting as of the close of business on April 19, 2024.
How many votes can be cast by all shareholders?
As of the Record Date, 293,749,656 shares of our Ordinary shares were outstanding and entitled to be voted at the Annual Meeting. Each Ordinary share is entitled to one vote on each matter. Our non-voting Ordinary shares are not entitled to vote at the Annual Meeting.
How do I vote?
Vote by Internet You may vote by Internet prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April 23, 2024	Vote Online at the Meeting You can vote online while virtually attending the Annual Meeting by visiting www.virtualshare- holdermeeting.com/ TBLA2024	Vote by Mail You may vote if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Taboola in the postage-paid return envelope.	Vote by Telephone You may vote by telephone prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April 23, 2024
If your shares are registered in your name, you may vote online while virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/TBLA2024 or by proxy without attending the Annual Meeting. Registered shareholders may also vote by telephone or on the Internet prior to the Annual Meeting by following the instructions included with your proxy card or the notice we mailed to you on April 23, 2024. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Taboola in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the Annual Meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.
If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet prior to the Annual Meeting.
If your shares are registered in your name or if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the Annual Meeting, you will need to access the live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/TBLA2024 and follow the instructions for shareholder voting.
Taboola  47  2024 Proxy Statement

What are the Board’s recommendations on how to vote my shares?
The Board recommends a vote FOR the following Proposals:
•	Proposal 1—re-election of the three Class III nominees named herein as directors (page 15)
•	Proposal 2—approval of the advisory proposal on executive compensation (page 41)
•	Proposal 3— approval of an increase to non-employee director compensation and approval and ratification of certain director expenses (page 42)
•	Proposal 4—re-appointment of independent auditors (page 46)
Additionally, if other matters are presented at the Annual Meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.
Who pays the cost for soliciting proxies by Taboola?
Taboola will pay the cost of soliciting proxies including postage, printing, and handling. Proxies may be solicited by Taboola directors, officers and employees without additional compensation. Taboola will also supply proxy materials to brokers and other nominees to solicit proxies from beneficial owners and will reimburse them for their reasonable expenses in forwarding solicitation materials. In addition to solicitation by mail, proxies may be solicited by telephone, email, other means of electronic communication or in person.
What is householding?
Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of Taboola’s proxy statements, annual reports and related materials, or if you share an address with another Taboola shareholder and together both of you would like to receive only a single set of these documents, you may (i) contact your bank, broker or other nominee or (ii) direct your written request to our Investor Relations Department at 16 Madison Square West, 7th Floor, New York, NY 10010, 212-206-7633.
May I change my vote?
If you are a registered shareholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the Annual Meeting and voting online during the Annual Meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.
What constitutes a quorum?
Under our Articles of Association, the Annual Meeting will be properly convened if at least two shareholders attend the Annual Meeting in person or sign and return proxies, provided that they hold Ordinary shares representing at least 33 1∕3% of our voting power. If such quorum is not present within half an hour from the time scheduled for the Annual Meeting, the Annual Meeting will be adjourned to the same time on June 4, 2024. At such adjourned meeting the presence of at least one or more shareholders in person or by proxy (regardless of the voting power represented by their Ordinary shares) will constitute a quorum.
What vote is required to approve each item?
For Proposal 1, each nominee for director is elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” the nominee. Any nominee who receives more votes cast “FOR” their election than “AGAINST” will be elected as a Class III director to serve until the 2027 Annual General Meeting of Shareholders and until their respective successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1.
Taboola  48  2024 Proxy Statement

For Proposals 2, 3 and 4 the “FOR” vote of a majority of the voting power of the shares present in person or represented by proxy entitled to vote and voting on such proposal is required. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
How is the vote counted?
Votes cast by proxy or at the Annual Meeting will be counted by the persons appointed by Taboola to act as tellers for the Annual Meeting.
Stock exchange rules permit a broker to vote shares held in a brokerage account on certain proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the case of election of directors, executive compensation matters and shareholder proposals. Accordingly, of the matters to be voted on at the Annual Meeting, we believe the only proposal on which brokers will have discretionary voting authority is the re-appointment of independent auditors (Proposal 4).
Where is the meeting held?
The Annual Meeting will be conducted solely via live audio webcast at: www.virtualshareholdermeeting.com/TBLA2024.
You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/TBLA2024 and use the 16-digit control number provided with the voting instructions.
Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
How do I submit a question at the annual meeting?
If you wish to submit a question on the day of the Annual Meeting, beginning at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on May 28, 2024, you may login and ask a question at www.virtualshareholdermeeting.com/TBLA2024. The Annual Meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/TBLA2024 in advance of the Annual Meeting. The Annual Meeting guidelines will address the ability of shareholders to ask questions during the Annual Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to Annual Meeting participants.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
May I see a list of shareholders entitled to notice of the Annual Meeting as of the Record Date?
A list of our registered shareholders as of the close of business on the Record Date will be made available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/ TBLA2024. To access such list of registered holders beginning May 1, 2024 and until the Annual Meeting, shareholders should email Taboola Investor Relations at investors@taboola.com.
Proposals and Nominations by Shareholders
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s proxy materials for the Company’s 2025 Annual Meeting of Shareholders, your proposal must be submitted in writing by December 24, 2024 to Taboola Investor Relations, 16 Madison Square West, 7th Floor, New York, NY 10010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.
For a shareholder proposal submitted in accordance with Section 66(b) of the Companies Law to be considered timely, a shareholder proposal must be delivered within seven days following the Company’s notice of convening a shareholders’ general meeting at which directors are to be elected and certain other proposals are to be considered (or within three days of the Company’s notice in other instances).
Taboola  49  2024 Proxy Statement

The Company’s Articles of Association provides that in order for the Board to consider a request to include a matter on the agenda of a general meeting of shareholders (a “Proposal Request”), notice of the Proposal Request must be timely delivered and comply with certain requirements under the Articles of Association. To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law.
In addition to satisfying the foregoing requirements, including the timing and other requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2025 Annual Meeting of Shareholders must also provide notice to our Corporate Secretary that sets forth all information required by Rule 14a-19 under the Exchange Act, and such notice must be received no later than March 29, 2025, except that, if the date of the 2025 Annual Meeting of Shareholders changes by more than 30 calendar days from the date of the Annual Meeting, such notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Shareholders or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting of Shareholders is first made by the Company. A shareholder seeking to utilize the universal proxy rules must comply with those rules and must also comply with the Company’s Articles of Association, including the obligation to provide timely notice as described above.
Incorporation by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by Taboola with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, the information contained in the section of this proxy statement titled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing. The information contained in the Compensation Committee Report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, other than Taboola’s Annual Report on Form 10-K, except to the extent specifically provided otherwise in such filing.
Other Matters
The Board does not know of any other matters that may be presented for action at the Annual Meeting other than those described in this proxy statement. If any other matters do properly come before the Meeting, including the authority to adjourn the Meeting pursuant to Article 30 of the Company’s Articles of Association, the persons named as proxies will vote, in their discretion, according to their best judgment and the recommendation of the Board.
Taboola  50  2024 Proxy Statement

TABOOLA.COM LTD.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TBLA2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V46864-P10000 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TABOOLA.COM LTD.

The Board recommends you vote FOR the re-election of the following nominees:

1. Election of Class III Directors.

Nominees:	For	Against	Abstain
1a. Zvi Limon	☐	☐	☐
1b. Monica Mijaleski	☐	☐	☐
1c. Adam Singolda	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V46865-P10000

TABOOLA.COM LTD.
Annual General Meeting of Shareholders
To be held on May 28, 2024
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) Eldad Maniv, President and COO, and Blythe Holden, General Counsel and Corporate Secretary, of the Company and each of them, as proxies and attorneys-in-fact, each with the power to appoint (his/her) substitute or successive substitutes, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of TABOOLA.COM LTD. that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) / 4:00 p.m. (Israel Time) on May 28, 2024, to be conducted online via live audio webcast, as detailed in the Company's Proxy Statement, and in their discretion, according to their best judgment and the recommendation of the Board of Directors, to vote upon such other business as may properly come before the meeting, any adjournment(s) or postponement(s) thereof. The undersigned shareholder(s) also acknowledge(s) receipt of the Notice of Annual General Meeting of Shareholders and the Company's Proxy Statement for such meeting (including either a physical copy or by way of electronic access).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side